As filed with the Securities and Exchange Commission on March 10, 2009 .

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A2
Amendment Number 2 to Form S-1
Registration Statement Filed Under the Securities Act of 1933
File Number: 333-146518

THERON RESOURCE GROUP
(Name of small business issuer in its charter)

Wyoming	1040	26-0665325
(State or Jurisdiction of Incorporation	(Primary Standard Industrial	(IRS Employer
or Organization)	Classification Code Number)	Identification No.)

1596 Gulf Road, Number 34, Point Roberts, WA 98281-0034
Telephone: (888) 755-9766 Facsimile: (877) 755-9766
(Address and telephone number of registrant's executive office)

Brian McDonald – 250 H Street, Number 5, Blaine WA 98230
phone: (760) 801-1344 fax: (760) 683-6803

AND

Jeffrey A. Nichols – 811 - 6th Avenue, Lewiston, Idaho 83501
phone: (415) 314-9088 fax: (800) 778-3290
(Name, address and telephone number of agent for service)

Approximate Date Of Commencement Of Proposed Offering To The Shareholders: As soon as practicable after the effective date of this Registration Statement or approximately April 30, 2009.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [ ]

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ X ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [ X ] No [ ]

If delivery of the offering circular is expected to be made pursuant to Rule 434, check the following box. [ ]

The information in this offering circular is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This offering circular is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Offering Circular (Subject to Completion)

Dated March 10, 2009

1,900,000 Shares of Common Stock

THERON RESOURCE GROUP

RESCISSION OFFER

Theron Resource Group is a start-up, exploration stage corporation engaged in the search for gold. Our administrative office is located at 1596 Gulf Road, Number 34, Point Roberts, WA 98281; our telephone number is (888) 755-9766 and facsimile (877) 755-9766. We may also be contacted by e-mail at “theronresourcegroup@gmail.com”. Our common stock is not quoted or traded on any public trading system.

On October 05, 2007 a registration statement relating to our initial public offering of common stock was filed with the Securities and Exchange Commission (the “SEC” or “Commission”). 1,900,000 shares of common stock were sold at a price of $0.05 per share (consisting of 1,000,000 sold by us and 900,000 shares sold by the selling shares identified in the registration statement) prior to the declaration of an effective date of the registration statement.

The Rescission Offer

We are offering to repurchase 1,000,000 shares of our common stock and the selling shareholders are offering to repurchase 900,000 shares of common stock from the persons who purchased those shares prior to the declaration of an effective date of our registration statement dated October 05, 2007.

The repurchase price for the shares of common stock subject to the rescission offer is $0.05 per share which is equal to the price paid by the persons who purchased these shares. If you accept the rescission offer and surrender your shares you will receive the purchase price noted above plus interest calculated from the date you purchased the shares. Federal law does not provide a specific interest rate to be used in the calculation of the consideration to be received in connection with the repurchases of securities by an issuer in a rescission offer. We intend to use a rate of interest for the repurchase of shares equal to five percent (5%) such interest rate generally is in excess of world rates at the present time.

The rescission offer will expire on ________ __, 2009.

See “Risk Factors” beginning on page 10 to read about certain factors you should consider before accepting or rejecting the rescission offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this rescission offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

SUPPLEMENTAL NOTES REGARDING THE RESCISSION OFFER

The rescission offer is not an unanticipated development. Our intent to make this rescission offer was disclosed in our 10Q quarterly reports filed on October 14, 2008 and January 13, 2009.

The shares were sold prior to Theron requesting and receiving an effective date for its registration statement under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. We have previously disclosed in our periodic reports to the SEC that all of the subscribers have been informed of this situation. As a result, we and the selling shareholders are prepared to refund part or all associated monies and we will cancel all associated common shares that are rescinded that were sold by us under the SB-2. Shares repurchased by the selling shareholders will be retained by them.

Selling shares prior to the establishment of an effective date can result in potential violations of federal and state securities laws.

The rescission offer process is proceeding as disclosed above and in our public filings and as we expect. We intend to commence the rescission offer on January __, 2009. The filing of the registration statement is a normal part of the rescission offer process.

When the rescission offer expires, any person who did not accept the rescission offer will have freely tradable stock.

The rescission offer is merely an offer to repurchase shares. No shareholder is required to accept our rescission offer.

RESCISSION OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS CIRCULAR. WE AND THE SELLING SHAREHOLDERS ARE OFFERING TO REPURCHASE SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS CIRCULAR IS COMPLETE AND ACCURATE ONLY AS OF THE DATE OF THE FRONT COVER REGARDLESS OF THE TIME OF DELIVERY OF THIS CIRCULAR. EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, IN THIS CIRCULAR, THE “COMPANY,” “THERON,” “WE,” “US” AND “OUR” REFER TO THERON RESOURCE GROUP, A WYOMING CORPORATION.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this offering circular, before deciding whether to accept or reject the rescission offer.

General

Q:	Why are we making the rescission offer?

A:

Certain shares were issued by us during May, 2008 and certain other shares were sold by selling shareholders between December 23, 2007 and March 16, 2008 prior to our obtaining an effective date for our registration statement dated October 05, 2007. As a result, these stock issuances and sales may have violated the Securities Act of 1933, as amended (the “Securities Act”).

The rescission offer is intended to address federal and, if applicable, state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and to sell the securities back to us. In addition, the rescission offer is being conducted to reduce contingent liabilities.

Q:	Which shares of common stock are included in the rescission offer?

A:	We and the selling shareholders are offering, upon the terms and conditions described in this offering circular, to rescind:

The sale of 1,000,000 shares of common stock sold by us and the sale of 900,000 shares of common stock sold by the selling shareholders.

The 1,000,000 shares of common stock sold by us subject to the rescission offer are held by 44 persons and the 900,000 shares sold by the selling shareholders are held by 3 persons. The shares were originally sold by us or by the selling shareholders prior to Theron requesting and obtaining an effective date for its registration statement.

Q:	When does the rescission offer expire?

A:	The rescission offer will expire on ________ __, 2009.

Q:	What will I receive if I accept the rescission offer?

A:

If you accept the rescission offer with respect to the common stock you purchased, we or the selling shareholders will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid, plus interest at the indicated rate of five percent (5%) per year, from the date of purchase through the date the rescission offer expires. For purposes of the rescission offer, we are applying a rate of 5% to calculate the consideration to be received by purchasers who may be entitled to rescission rights.

Q:	Can you give me an example of what I will receive if I accept the rescission offer?

A:	If you purchased 20,000 shares on May 31, 2008 which are subject to the rescission offer at a per share price of $0.05 and you accept the rescission offer, you would receive:

The original purchase price = 20,000 X 0.05 = $1,000.00,

plus simple interest at 5% per year = $37.50 (June 01, 2008 to March 31, 2009 being 9 months or 3/4ths of the annual rate of $50 per year per $1,000 (at a rate of 5% per year)),

for a total payment to you of $1,037.50.

If you accept the rescission offer and sell your shares back to Theron or the selling shareholder, you will not have any right, title or interest to the shares of common stock you will be surrendering upon the closing of the rescission offering and you will only be entitled to receive the proceeds from the repurchase of the common stock ($1,000.00 using this example) plus interest earned from the date of purchase to the closing ($37.50 in this example) for a total of $1,037.50.

Q:	Have any officers, directors or 5% shares advised Theron whether they will participate in the rescission offer?

A:	None of our officers, directors or 5% shareholders are eligible to participate in this offer.

Q:	If I do not accept the offer now, can I sell my shares?

A:

If you do not accept the rescission offer, you can sell the shares of common stock that were subject to the rescission offer without limitation as to the number or manner of sale; provided, however, that you will remain subject to any Theron’s Insider Trading Policy requirements if you are an insider or affiliate and any other transfer restrictions entered into with respect to your shares.

Q:	What do I need to do now to accept or reject the rescission offer?

A:

To accept or reject the rescission offer, you must complete and sign the accompanying election form and return it in the enclosed return envelope either to Theron Resource Group, to the attention of Jerry R. Satchwell, President, 1596 Gulf Road, Point Roberts, Washington, 98281 or to Wong & Wong, to the attention of Leung Wong, attorney, 1618 – 239 Des Vieux Road, Central, Hong Kong, as soon as practical but in no event later than ________ __, 2009. If you are accepting the rescission offer, please also include in your return envelope the following: (i) a completed and signed election form (see Appendix A) and (ii) a stock power representing the shares you are surrendering for repurchase (see Appendix B).

Q:	Can I accept the rescission offer in part?

A:	If you accept the rescission offer, then you must accept the rescission offer with respect to all of the shares of common stock acquired.

Q:	What happens if I do not return my rescission offer election form?

A:

If you do not return a properly completed election form before the expiration date of the rescission offer you will retain the shares that you have purchased and the shares will no longer be considered “restricted securities” under federal securities laws.

Although for the purposes of closing the rescission offering we will “deem” that you have waived your rights if you do not participate in the rescission, under federal law a person’s right of rescission created under the Securities Act may survive the rescission offer (see also the following question and answer).

Q:	What remedies or rights do I have now that I will not have after the rescission offer?

A:

Under federal law a person’s right of rescission created under the Securities Act may survive the rescission offer. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year from the date of the violation upon which the action to enforce liability is based.

Q:	How will the rescission offer be funded?

A:

The rescission offer will be funded from funds to be made available by an officer and director and the selling shareholder(s). If all persons eligible to participate in the rescission offer accept the offer to the full extent, our results of operations, cash balances or financial condition will be affected materially.

Our President, Jerry R. Satchwell, has entered into an escrow agreement with Theron and Wong & Wong, lawyers, of Hong Kong, to fund the offering. A copy of the agreement is attached to this registration statement as Exhibit 99.5 “Escrow Agreement”. Under the terms of the escrow agreement, Mr. Satchwell has placed in trust the sum of $110,000 to fund the rescission of up to one million nine hundred thousand (1,900,000) common shares of our common stock at a price of $0.05 per share plus applicable interest to any Shareholder electing to accept the rescission offer.

The Form of Notice of Election will allow each Shareholder desiring to accept the rescission offer to deliver the Form of Notice of Election and Stock Power Document to “Wong & Wong, in trust for Jerry Satchwell and Theron Resource Group” and Wong & Wong will pay the rescinding shareholder a price of $0.05 per common share plus interest at the rate of five percent (5%) ( such interest rate generally is in excess of world rates at the present time) from the date of subscription to the closing date for the shares rescinded; such monies to be paid from the escrow account and reported to Satchwell and Theron at the closing. At that time, the escrow agent will inform Theron of the shareholders who have accepted the rescission offering indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the rescinded funds directly to the rescinding shareholders in the form of cash or bank draft.

Upon closing, any funds paid to rescinding shareholders who purchased shares from us under the SB-2 will be converted to a shareholder’s loan from Mr. Satchwell to Theron to a maximum of $50,000 plus applicable interest to be determined at closing   which will be set at the Federal Reserve prime rate plus three percent. Any funds paid to the purchasers of shares from the selling shareholders will be converted to a loan between the selling shareholder and Mr. Satchwell in the event that the selling shareholder has not provided the required funds to the purchaser; Mr. Satchwell is acting as guarantor for the selling shareholders.

Q:	Can I change my mind after I have mailed my signed election form?

A:

Yes. You can change your decision about accepting or rejecting the rescission offer at any time before the expiration date. You can do this by completing and submitting a new election form. Any new election forms must be received by us prior to the expiration date in order to be valid. We will not accept any election forms after the expiration date.

Q:	Who can help answer my questions?

A:	You can call Jerry R. Satchwell, President of Theron, at (888) 755-9766 with questions about the rescission offer.

Q:	Where can I get more information about Theron?

A:

You can obtain more information about Theron from registration statement filings and any future filings we may make from time to time with the Commission. These filings are available on the SEC’s website at www.sec.gov.

Until such time as we have an Exchange Act Section 15(d) or Section 13(a) reporting obligation we will not be filing any periodic reports with the SEC other than for required amendments to this rescission offering registration statement.

SUMMARY OF RESCISSION OFFERING

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR BUT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER IN DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, ELSEWHERE IN THIS OFFERING CIRCULAR. YOU

SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS DISCUSSED IN “RISK FACTORS” BEGINNING ON PAGE 10.

Overview of Our Business

We are a start-up, exploration stage corporation engaged in the search for gold. Our sole holding is an option agreement to acquire, through a two-phase exploration program, a mining property in south-western British Columbia, Canada consisting of six claim blocks covering 1,777 hectares or 4,380 acres. We have no property other than an option to acquire the claims.

Corporate Information

We were incorporated in the State of Wyoming on April 11, 2006 and established a fiscal year end of May 31. Our administrative office is located at 1596 Gulf Road, Number 34, Point Roberts, WA 98281 and our telephone and facsimile numbers are (888) 755-9766 and (877) 755-9766 respectively. We may also be reached by e-mail at “theronresourcegroup@gmail.com”. Our registered statutory office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001.

The Rescission Offer

Total common stock subject to rescission	1,900,000 shares (1,000,000 shares issued by Theron and
offer	900,000 shares sold by the selling shareholders)
Total common stock outstanding	6,900,000 shares
Use of proceeds	We will not receive any proceeds from the rescission offer
Stock quotation symbol	None

The number of shares of common stock is based on the number of shares outstanding at January 15, 2009.

Recent Developments

On January 13, 2009 we announced our unaudited financial results for the end of the second quarter on November 30, 2008. Our revenue was nil (the same amount for the quarter ended on November 30, 2007) and our costs of operations for the quarter were $2,312 which was a 58% increase over the comparative period last year of $1,462 For the six-month periods, the comparative figures were $29,531 versus $8,295 and a 356% increase for the current period’s costs). Our loss per common share was $0.000 for both quarters under review as compared to $0.004 and $0.001 for the six month periods ended November 30. The rise in expenditures was largely due to the advance made to our geologist regarding the undertaking of the phase I exploration program, costs associated with the filing of an amended S-1 registration statement and with contacting persons to whom we had sold shares or to whom the selling shareholders had sold shares. Net assets at November 30, 2008 were $4,538 and liabilities were $2,180 (plus $50,000 for common stock which is subject to rescission) providing for a working capital surplus of $2,358 (or a negative $47,642 when the allowance is made for common stock subject to rescission).

Summary Financial Information

As of November 30, 2008, the date of the most recent unaudited financial statements, Theron had raised $65,000 through the sale of common stock and expended $62,470. To the date of this offering circular we have not yet generated or realized any revenues from our business activities. Of the $65,000 raised to date, Theron retains a possible liability of up to $50,000 plus interest associated with this rescission offering.

Summary Balance Sheet

Balance Sheet	As of November 30, 2008
Total Assets	$4,538
Total Liabilities	$2,180
Shareholder’s Equity	$(47,642)

Operating Data	Six Months Ending November 30, 2008
Revenue	$0
Total Expenses	$29,531
Net Profit (Loss)	$(29,531)
Net Profit (Loss) Per Share	$(0.004)

Operating Data	April 11, 2006 (inception) through November 30, 2008
Revenue	$0
Total Expenses	$62,470
Net Profit (Loss)	$62,470
Net Profit (Loss) Per Share	$(0.009)

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making a decision to accept or reject the rescission offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. You should consider carefully the risks described below, which we believe represent all the material and reasonably foreseeable risks related to the offering, together with the other information contained in this offering circular, before making a decision to accept or decline the rescission offer. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event you could lose all or part of your investment. This offering circular also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Related to the Rescission Offer

1. We may continue to have potential liability even after this rescission offer is concluded.

Sales of shares we completed in May, 2008 and sales made by the selling shareholders between December, 2007 and March, 2008under our non-effective SB-2 offering may not have been exempt from the registration requirements under U.S. securities laws. In order to address this issue, we and the selling shareholders are making the rescission offer to all purchasers of any shares sold by Theron or the selling shareholders. However, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipient of the rescission offer reject the offer, expressly or implied, we and the selling shareholder may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer. If the rescission offering is fully accepted Theron will be liable for the payment of up to $50,000 excluding applicable interest for the shares that it sold and the selling shareholders may be collectively liable for the payment of up to $45,000 excluding interest.

2. Your federal right of rescission may survive if you affirmatively reject or fail to accept the rescission offer.

If you affirmatively reject, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted and a person’s right of rescission created under the Securities Act may survive the rescission offer.

If you do not return a properly completed election form before the expiration date of the rescission offer such inaction on your part may not extinguish any rights you may have under the rescission offer. Your right of rescission may survive the rescission offer. Further, section 14 of the Securities Act does not permit a waiver of a right to sue

3. We cannot predict whether the amounts you would receive under the rescission offer would be greater than the fair market value of our securities.

The amount you would receive in the rescission offer is fixed and is not tied to any implied market value of our common stock at the time the rescission offer closes; rather it is tied to the price you paid for your shares. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

4. If you do not accept the rescission offer, your shares, although freely tradeable, may still remain subject to limitation on resales.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer, your shares will no longer be considered “restricted securities” under federal securities laws and will be fully tradeable, subject to any applicable limitations set forth in Rule 144 or Rule 145 under the Securities Act; provided, however, that you will also remain subject to any applicable terms and conditions of any agreement under which your shares were issued or otherwise relating to your shares. In addition, you will remain subject to any transfer restrictions entered into with respect to your shares.

5. Shareholders who do not accept the rescission offer may exercise their legal rights under Section 12 of the Securities Act throughout the remaining statutory period ever after the end of the rescission offer.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer you may still exercise any legal rights you may have under Section 12 of the Securities Act. The rescission offering will end on ________ __, 2009 which is a date arbitrarily set at thirty days after an effective date for this registration statement is determined. Further, under the Securities Act, a statutory period of up to six months applies from the effective date of the registration statement. This means that even though our S-1 rescission offering registration statement will arbitrarily close thirty days after an effective date, shareholders who do not accept the rescission offer may exercise their legal rights under Section 12 for at least a further five months. Finally, the Securities Act does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act. Consequently, should any recipients of the rescission offer reject the offer, expressly or implied, we and the selling shareholders may remain liable under the Securities Act for the purchase price of the shares that are subject to the rescission offer into the future.

6. Our senior officer has established a trust account in the sum of $110,000 to fund the rescission offering with a legal firm, Wong & Wong, of Hong Kong. The Chinese legal system is vastly different from the justice system of the United States and Theron and its shareholders may face legal obstacles regarding the enforceability of civil liabilities against the escrow agent.

The Chinese legal system is significantly different from the U.S. justice system; it is a civil law system based on written statutes. Unlike common law systems (the system in the U.S.), it is a system in which decisions in earlier legal cases do not generally have precedential value. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly; their interpretation and enforcement involve uncertainties. The Chinese legal system embodies uncertainties that could limit the legal protection available to Theron and its shareholders especially given the fact that the escrow agreement is governed by Chinese law. The outcome of any litigation may be uncertain because: (i) the experience of the Chinese judiciary is relatively limited, and (ii) the interpretation of China’s laws may be subject to policy changes reflecting domestic political changes. Effecting service of due process within the U.S. and enforcing judgements in China that have been obtained in U.S. courts based on the civil liabilities of U.S. federal securities laws may be difficult or impossible. In addition, the courts of China may not entertain any actions brought against the escrow agent in China predicated upon U.S. federal securities laws.

Risks Related to Our Stock Price

1. The market price for our common stock may be volatile.

We cannot predict the extent to which a quotation market for our common stock will ever develop or how liquid that market might become. The price at which we sold shares in our initial public offering may not be indicative of prices that may prevail in the trading market. The trading price of our common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

  Quarterly variations in our results of operations or those of our competitors;
  Announcements by us or competitors of acquisitions, significant contracts, commercial relationships or capital commitments;
  Disruption to our operations for political, economic or strategic reasons;
  Commencement of, or our involvement in, litigation;
  Any major change in our board or management;
  Changes in governmental regulations or in the status of our regulatory approvals;
  General economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for start-up resource exploration companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following our initial public offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

2. Future sales of shares by our shares could cause our stock price to decline.

We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. At January 15, 2009, we had outstanding 6,900,000 shares of common stock net of the 1,000,000 shares sold by Theron that are subject to rescission. None of our officers, directors, employees or shares have entered into contractual lock-up agreements in connection with our initial public offering.

Risks Associated with Theron Resource Group, Our Financial Condition and Our Business Model

1. Because our auditors have issued a going concern opinion and because our officers and directors have not indicated a willingness to loan any money to us, other than for the loan that may be required to fully fund the rescission offering, it is likely we will not be able to achieve our objectives and will have to cease operations unless our rescission offer is successful and largely declined.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, other than for the loan that may be required to fully fund the rescission offering, we believe that we will have to suspend or cease operations within twelve months if the majority of our shareholders elect to rescind their share purchases under the rescission offering and we are forced to repay most or all of the funds received to date from the SB-2 offering.

2. We are a development stage corporation, lack a business history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease functioning.

We were incorporated on April 11, 2006 and have not started our proposed business or realized any revenues. We have no business history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $62,470. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable exploration property;

  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur losses in future periods. This will happen because there are expenses associated with the exploration of the claim. We may not be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

You should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, competition and additional costs and expenses that may exceed current estimates. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate significant operating revenues in the future or ever achieve profitable operations.

3. We have no known ore reserves and we may not find any gold or if we find gold it may not be in economic quantities. If we fail to find any gold or if we are unable to find gold in economic quantities, we will have to cease operations.

We have no known ore reserves. Even if we find gold it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any gold is recoverable, we do not know that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. We require substantial funds merely to determine if commercial deposits exist on our property.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our plans on these exploration properties will involve the consideration and evaluation of several significant factors including, but not limited to:

  Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;
  Availability and costs of financing;
  Ongoing costs of production;
  Market prices for the products to be produced;
  Environmental compliance regulations and restraints; and
  Political climate and/or governmental regulation and control.

5. Titles to the claims are registered in the name of another person. Our failure to obtain good titles to the claims will result in Theron having to cease operations.

Title to the claims we intend to explore is not held in our name but rather that of Bryan Livgard, a resident of Canada. In the event Livgard were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if he were to grant an option to another party, that party would be able to enter the claims, carry out certain work commitments and earn right and title to the claims and we would have little recourse as we would be harmed, will not own any property and would have to cease operations. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Livgard in the situations described, there is a question as to whether that recourse would have specific value.

6. Currently Theron has no right to the claims. In order to exercise its rights under the option agreement we must incur certain exploration costs and make royalty payments. Our failure to incur the exploration expenditures or to make the royalty payments will result in forfeiture of our right to purchase the claims and will result in our having to cease operations.

Under the terms of an option agreement, Theron has the right to acquire the title to the claims upon incurring exploration expenses on the claims of a minimum of $20,000 by August 31 , 2008 (paid), incurring additional exploration expenses in the amount of $40,000 by August 31 , 2009 and making annual advance on royalty payments in the amount of $25,000 commencing May 31, 2010. Failure by Theron to make any of the payments or failure to incur the required exploration expenses will result in the loss of the option to acquire the claims. Should we lose the option to acquire the claims, we will have to cease operations.

7. If we decide not to complete both phases of our exploration program or should we decide that further exploration is not feasible we will have to cease operations and will go out of business.

Theron’s exploration plan consists of two phases. Commencement of the second phase is dependent on the favourable completion of the first phase and sufficient funding for phase II. Should Theron, for any reason, decide not to proceed with phase II of the exploration program, we will have to cease our business plan.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is, or is not, warranted and that such work is likely, or not likely, to add value to the claims prior to any decision being made as to proceeding to the next phase. In the event that the engineer who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the claims lack merit and no further value would be obtained by proceeding with phase II, then a decision to not proceed with phase II would be made. Such a decision would not be made arbitrarily by management.

8. Management will devote only a limited amount of time to Theron’s business. Failure of our management to devote a sufficient amount of time to our business plans will adversely affect the success of our business.

Because Mr. Satchwell, our President and CEO, will be devoting approximately 6 hours per week, to our business plans our business may suffer. As a result, exploration of our claims may be periodically interrupted or suspended. Interruptions to or suspension of our exploration program will cause us to cease operations.

9. The probability of an individual prospect ever having reserves is extremely remote.

The worldwide mining industry is founded upon small parcels of land being explored by junior exploration entities but the chances of finding reserves on any individual prospect are almost infinitesimal. It is common to spend millions of dollars on a potential project and complete many phases of exploration and still not obtain reserves that can be economically exploited. Therefore, the chances of our property ever having reserves is extremely remote.

10. Management lacks formal training in mineral exploration.

Our officers and directors have no professional accreditation or formal training in the business of exploration . All their experience and training has been developed in their capacity as an officer, director or supervisor of other companies involved in natural resource exploration. With no direct training or experience in these areas our management may not be fully aware of many of the specific requirements related to working within this industry. The decision so made without this knowledge may not take into account standard engineering management approaches that experienced exploration corporations commonly make. Consequently, our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry. For this reason we will retain such technical experts as are required to provide professional and technical guidance.

11. Our common stock is classed as a “penny stock”. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving a “penny stock.” The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

12. We will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-K for the fiscal year ended May 31, 2009, we will be required to furnish a report by management on our internal controls over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Corporation Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

We have not yet commenced compiling the system and process documentation and performing the evaluation needed to comply with Section 404 due to the high costs and challenges. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, we may identify one or more material weaknesses in our internal control over financial reporting, in which case we may not be able to assert that our internal controls are designed and operating effectively. If we are unable to assert that our internal control over financial reporting is effective as of May 31, 2009 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

13. We may not be able to work and generate income if weather conditions interrupt our exploration program.

Our proposed exploration work can only be performed approximately seven to eight months of the year. This is because snow causes roads leading to our claims to be impassable during four to five months of the year. During the winter months heavy snowfall can make it difficult if not impossible to undertake work programs. Inclement weather in the winter months makes exploration activities unsafe and the planning of exploration activities unreliable. As a result, any attempt to test or explore the property is largely limited to the times when weather permits such activities. These limitations can result in significant delays in exploration efforts.

14. Because we are small and do not have much capital, we must limit our exploration. This may prevent us from realizing any revenues and you may lose your investment as a result.

Because we are small and do not have much capital, we must limit the time and money we expend on exploration of interests on the property on which we own mining interests. In particular, we may not:

  spend as much money as we would like to explore the property on which we own mining interests;
  devote the time we would like to explore the property on which we own mining interests.;
  rent the quality of equipment we would like to have for exploration;
  have the number of people working on the property on which we own mining interests that we would like to have all of which, by limiting our operations, will make it take longer and cost more to explore our optioned property.

RESCISSION OFFERING

Background

In May, 2008 we issued 1,000,000 shares of common stock at a price of $0.05 per share for cash consideration of $50,000 to forty-four (44) individuals. In addition, 900,000 shares owned by three (3) selling shareholders were sold to three (3) other arms length individuals between December, 2007 and March, 2008. We and the selling shareholders sold the shares prior to the declaration of an effective date for our SB-2 registration statement filed on October 05, 2007 based on our mistaken assumption that the registration statement had become effective through the passage of time after its filing. We have contacted each of the subscribers to inform them of the issues surrounding this situation. Each has been apprised that rather than unilaterally completing a rescission of the sold shares we were proceeding with a rescission offering to give them each the opportunity to rescind or not rescind their purchase of shares sold by the Company or by certain shareholders between December, 2007 and May, 2008. This was done by letter on January 23, 2009 in which we provided a reference to the filed documents on EDGAR. Following each amendment to our S-1 filing we will be providing an update by letter or e-mail indicating that the new filing was an update based on comments made by the Securities and Exchange Commission as part of the ongoing review of the registration statement.

We discussed the legal issues and alternatives with the SEC and recognized that the shares issued may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to properly address this issue, we and the selling shareholders are making this rescission offer to all holders of any outstanding shares who we believe may be entitled to argue for rescission and, pursuant to this rescission offer, we and the selling shareholders will offer to repurchase these shares from the holder. We are making this rescission offer to 44 persons and the selling shareholders are making the offer to 3 persons. If the rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $52,500 which includes interest at a predetermined rate and the selling shareholders could be required to make an aggregate payment to the holders of the shares of up to approximately $45,000 plus interest.

The following is a description of the stock issuances that are subject to the rescission offer.

The rescission offer is being made to 44 holders of 1,000,000 common shares issued in May, 2008 pursuant to a non-effective registration statement dated October 05, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. These shares have not been registered under the Securities Act or any state securities laws. In addition, we believe that a valid exemption under the Securities Act may not have been available for these stock issuances given the circumstances. As a result, these shares may have been issued in violation of the Securities Act and are subject to the rescission offer.

In addition, the rescission offer is being made to 3 holders of 900,000 common shares sold between December 23, 2007 and March 16, 2008 by three selling shareholders as noted in our non-effective registration statement dated October 05, 2007 . The sale of these shares has not been registered under the Securities Act or any state securities laws and we believe that a valid exemption under the Securities Act may not have been available for these stock resales given the circumstances. Consequently, these shares may have been sold in violation of the Securities Act and are subject to the rescission offer.

The rescission offer will cover an aggregate of 1,900,000 shares of common stock sold to a total of forty-seven (47) persons pursuant to our non-effective registration statement dated October 05, 2007 . These shares represent all of the shares issued or sold that may not have been qualified or registered under either federal or state securities laws, or both. These shares are all held by arms length individuals or corporations. We and the selling shareholders are making the rescission offer to the holders of these shares. The rescission offer will be open for 30 days from the effective date of the registration statement and will no longer be considered “restricted securities” under federal securities laws and qualified in each state where such qualification is required under applicable state securities laws.

Rescission Offer and Price

We and the selling shareholders are offering to rescind certain stock issuances and resales pursuant to our non-effective registration statement dated October 05, 2007 . By making this rescission offer, we are not waiving any applicable statutes of limitations.

If you accept the rescission offer and you hold shares of our common stock, we or the selling shareholder will repurchase the shares you hold that are subject to the rescission offer at the price per share paid, plus interest at the rate of five percent (5%) per annum (such interest rate generally is in excess of world rates at the present time) from the date of exercise through the date that the rescission offer expires. You will not, however, be entitled to any payments for interest or otherwise unless you affirmatively elect to participate in the offer.

Acceptance

You may accept the rescission offer by completing and signing the enclosed election form indicating the shares to be repurchased and delivering a stock power representing the shares you are surrendering for repurchase, on or before the close of business on ________ __, 2009, which date and time we refer to in this document as the expiration date. All acceptances of the rescission offer will be deemed to be effective on the expiration date and the right to accept the rescission offer will terminate on the expiration date. Acceptances or rejections may be revoked in a written notice to us, to the attention of Jerry R. Satchwell, President, 1596 Gulf Road, Number 34, Point Roberts, Washington, 98281, or to Wong & Wong, to the attention of Leung Wong, attorney, 1618 – 239 Des Vieux Road, Central, Hong Kong on the condition that they are received prior to the expiration date. Within fifteen business days after the expiration date, we or the selling shareholder will pay for any securities as to which the rescission offer has been validly accepted.

The rescission offer will expire at 5:00 p.m., Pacific Standard Time, on ________ __, 2009. If you submit an election form after the expiration time, regardless of whether your form is otherwise complete, your election will not be accepted, and you will be deemed to have rejected the rescission offer.

Neither we nor our officers and directors make any recommendations to you with respect to the rescission offer contained herein. You are urged to read the rescission offer carefully and to make an independent evaluation with respect to its terms.

Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted. A person’s right of rescission created under the Securities Act may survive the rescission offer.

IF PERSONS DESIRING TO ACCEPT THE RESCISSION OFFER INTEND TO MAKE USE OF THE MAIL TO RETURN THEIR STOCK POWERS, WE RECOMMEND USING INSURED REGISTERED MAIL; RETURN RECEIPT REQUESTED IS FURTHER RECOMMENDED.

Rejection or Failure to Affirmatively Accept

If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the shares in accordance with the terms of subscription agreement and you will not receive any cash for those securities in connection with the rescission offer. Your shares will no longer be considered “restricted securities” under federal securities laws and will be fully tradeable under the Securities Act, unless you are an affiliate of Theron within the meaning of Rule 144 or Rule 145, as the case may be. Your shares will remain subject to any applicable terms and conditions of the original agreement under which they were issued and any subsequent agreement relating to such shares. In addition, you will remain subject to Theron’s Insider Trading Policy requirements if you are an insider or affiliate and any other transfer restrictions entered into with respect to your shares. If you do not return a properly completed election form before the expiration date of the rescission offer such inaction on your part may not extinguish any rights you may have under the rescission offer. Your right of rescission may survive the rescission offer. Under federal law an investor may still bring suit regardless of whether the rescission offer is accepted and a person’s right of rescission created under the Securities Act may survive the rescission offer. Further, section 14 of the Securities Act does not permit a waiver of a right to sue

Solicitation

Neither we nor the selling shareholders has retained, nor do we or the selling shareholders intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Effect of Rescission Offer

It is unclear whether the rescission offer will terminate our liability, if any, for failure to register or qualify the issuance of the securities under either federal or state securities laws. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act and applicable state securities laws for the purchase price of these shares up to an aggregate amount of approximately $52,500, which includes interest. If you are a stockholder who acquired shares of our common stock under our non-effective registration statement dated October 05, 2007 that are subject to the rescission offer, it is possible that you may continue to have rights under common law or fraud in the state or jurisdiction in which the potential securities violation with respect to your shares occurred. If a court were to impose a greater remedy, our liability as a result of the potential securities violations would be higher.

Funding the Rescission Offer

The rescission offer will be funded from funds to be provided by an officer and director. If all persons eligible to participate accept our offer to repurchase shares of common stock issued under our SB-2 offering to the full extent, our results of operations, cash balances or financial condition will be affected materially.

Jerry R. Satchwell has entered into an escrow agreement with Theron and Wong & Wong, lawyers, of Hong Kong to fund the offering. Under the terms of the agreement, Mr. Satchwell has placed in trust the sum of $110,000 to fund the rescission of up to one million nine hundred thousand (1,900,000) common shares of Theron’s common stock to any shareholder electing to accept the offer. Up to $50,000, plus interest, will be used to pay the costs of the rescission of up to 1,000,000 shares sold by Theron and up to $45,000, plus interest, will be used to pay the costs of the rescission of up to 900,000 shares sold by the selling shareholders in the event that the selling shareholder does not provide the required funds to the purchaser; Mr. Satchwell is acting as guarantor for the selling shareholders.

Wong & Wong will pay the rescinding shareholder a price of $0.05 per common share plus interest at the rate of five percent (5%) from the date of subscription to the closing date for any shares rescinded (such interest rate generally is in excess of world rates at the present time). At the closing, the escrow agent will inform Theron of the shareholders who acquired shares from Theron and have accepted the rescission offering indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the appropriate funds to the rescinding shareholders who acquired shares from Theron in cash or by bank draft at which time any funds so paid will be converted to a shareholder’s loan from Mr. Satchwell to Theron. At the same time, the escrow agent will inform Theron and Mr. Satchwell of the shareholders who acquired shares from the selling shareholders and have accepted the rescission offering indicating the number of shares that have been surrendered for rescission. The escrow agent will then release the appropriate funds to these rescinding shareholders if the selling shareholders have not already done so in cash or by bank draft. Any funds paid to the purchasers of shares from the selling shareholders that are paid out from the escrow account will be converted to a loan between the selling shareholder and Mr. Satchwell.

Directors, Officers and Major Shares

None of our officers are eligible to participate in the rescission offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Rescission Offer

We believe that the following are the material U.S. federal income tax consequences of the proposed rescission offer to our shares whose stock is rescinded pursuant to the rescission offer. However, this discussion does not address all income tax considerations that may be relevant to you in light of your individual circumstances, including if you are a foreign person, a person who is not an individual or a person subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended. In addition, we do not address the tax consequences of the rescission offer to persons holding shares that are subject to hedging, conversion or constructive sale transactions or whose tax year is other than a calendar year. Finally, we do not address any foreign, state or local tax considerations. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RESCISSION OFFER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER.

Redemption of Shares

For United States federal income tax purposes, the rescission offer with respect to shares of our common stock is intended to constitute a taxable redemption of shares for cash, with the redemption price equal to the amount paid for such shares (and including in the redemption price the interest paid on the original purchase price of such shares). However, the law applicable to the rescission offer is unclear, and we have not requested nor received a ruling from the Internal Revenue Service, or IRS, to that effect. Thus, the IRS is not precluded from successfully asserting a contrary position or otherwise re-characterizing the transaction in whole or in part. For example, the IRS may characterize the rescission offer as the return of the original purchase price, which would be nontaxable, plus the payment of interest, which would be taxable as ordinary income.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RESCISSION OFFER, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION IN WHICH THE SHARES WERE ACQUIRED.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain discussions in this rescission offering may contain “forward-looking statements” that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this rescission offering.

Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.

This offering circular contains “forward-looking information” which may include, but is not limited to, statements with respect to the following:

  the effectiveness of the rescission offer to preclude certain of our shares from seeking relief for alleged violations of securities laws in connection with securities issuances;
  future financial or operating performances of Theron and its projects;
  the future price of gold, or other metals;
  the estimation of mineral resources and the realization of mineral reserves, if any, based on estimates;
  estimates related to costs of capital, operating and exploration expenditures;
  requirements for additional capital;
  government regulation of exploration activities operations, environmental risk and, as applicable, reclamation and rehabilitation expenses;
  title disputes or claims;
  limitations of insurance coverage; and
  the timing and possible outcome of pending regulatory and permitting matters.

These statements which reflect the current view of management are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 10, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in “Business” beginning on page 28, “Management's Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 23 as well as those discussed elsewhere in this offering circular.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

You should carefully review the risk factors included in other reports or documents filed by us from time to time with the SEC, particularly our registration statement on Form SB-2 initially filed on October 05, 2007 (SEC File No. 333-146675) and any annual reports on Forms 10-K, any quarterly reports on Forms 10-Q and any current reports on Forms 8-K. All forward-looking statements and reasons why results may differ included in this offering circular are made as of the date hereof, and we assume no obligation to update any such forward-looking statements or reason why actual results might differ, even if new information becomes available or other events occur in the future.

As used in this offering circular, the terms “we”, “us”, “our”, and “Theron” mean Theron Resource Group, unless otherwise indicated.

FOREIGN CURRENCY AND EXCHANGE RATES

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Our optioned claims are located in Canada and costs expressed in the geological report on the claims are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this offering circular, Canadian Dollars have been converted into United States currency at current rates.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

CASH AND CAPITALIZATION

The following table sets forth our cash, cash equivalents, short-term investments and capitalization at November 30, 2008, as follows where on an actual and pro-forma basis, 6,900,000 shares of common stock are issued and outstanding net of the 1,000,000 shares issued by Theron that are subject to the rescission offering.

You should also refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 23 and our financial statements and related notes included elsewhere in this offering circular.

The statements of operations data for the years ended May 31, 2008 and 2007, and the balance sheet data at the same dates are derived from our audited financial statements appearing elsewhere in this offering circular. The statements of operations data for the six months ended November 30, 2008 and 2007 and the balance sheet data at November 30, 2008 are derived from our unaudited financial statements included herein. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

The following table is our Balance Sheet for the quarters and six month periods ended November 30, 2007 and 2008 and the year end May 31, 2008.

	Six Months	Six Months	May 31, 2008
	November 30,	November 30,	(Audited)
	2008 (Unaudited)	2007 (Unaudited)	(Restated)
Assets
Current assets
Cash, cash equivalents and prepaid expenses	$2,038	$4,759	$43,289
Subscription Receivable	2,500	0	8,500
Total Assets	4,538	4,759	51,789
Liabilities and Shares' Equity
Current liabilities
Accounts Payable and accrued liabilities	2,180	0	6,900
Due to related party	0	13,000	13,000
Total liabilities	2,180	13,000	19,900
Common Stock subject to Rescission (Note 5)	50,000	0	50,000
Shares' equity
Common stock, 500,000,000 shares authorized,
par value $0.001, 6,900,000 shares issued and
outstanding, net of rescissionable 1,000,000	6,900	6,900	6,900
Additional paid-in capital	8,150	8,150	8,150
Other comprehensive loss	(222)	(222)	(222)
Deficit accumulated during exploration stage	(62,470)	(23,069)	(32,939)
Total shares' equity	(47,642)	(8,241)	(18,111)
Total liabilities and shares' equity	$4,538	$4,759	$51,789

The following table is our statement of operations for the quarters ended November 30, 2008 and 2007 and the period from Inception on April 11, 2006 to November 30, 2008.

										April 11,
		Three		Three						2006
		months		months		Six months		Six months		(Inception)
		ended		ended		ended		ended		through
		November		November		November		November		Nov. 30,
		30, 2008		30, 2007		30, 2008		30, 2007		2008

Revenues	$	---	$	---	$	---	$	---	$	---

Expenses
Acquisition of mineral property		---		---		---		---		4,242
Mineral property exploration		---		---		20,082		---		20,083
Loss on foreign exchange		77		---		79		---		168
Professional fees		1,335		---		2,010		6,000		20,792
Communications expense		---		---		1,290		---		3,246
Office expenses		116		63		1,267		104		4,746
Travel and entertainment		---		1,399		2,460		792		5,101
Filing fees		784		---		2,343		1,399		4,042
Other services		---		---		---		---		50
Total expenses		2,312		1,462		29,531		8,295		62,470
Net loss		$(2,312)		$(1,462)		$(29,531)		$(8,295)		$(62,470)

Basic & diluted loss/common share		(0.000)		(0.000)		(0.004)		(0.001)
Weighted average number of common
shares used in per share calculations		6,900,000		6,900,000		6,900,000		6,900,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On February 21, 2007, we optioned a property containing six mineral claim blocks in south-western B. C. by entering into an Option To Purchase And Royalty Agreement with Bryan Livgard, the beneficial owner of the claims, an arms-length B.C. resident, to acquire the claims by making certain expenditures and carrying out certain exploration work.

To date we have advanced $20,000 for the implementation of phase I of the planned exploration program which had not commenced as of the date of this report; we have not spent any money on research and development activities. Information about the claims was presented to Mr. Satchwell for review without any contractual obligations.

Our business plan is to complete and finalize the rescission offering and to proceed with the initial exploration of the George claims to determine if there are commercially exploitable deposits of gold and silver. Mr. Egil Livgard, P. Eng., authored the “Technical Report on the George Claim Group”, dated January 29, 2007, in which he recommends a two-phase exploration program to properly evaluate the potential of the claims. We must conduct exploration to determine if gold exists on our property and if any gold which is found can be economically extracted and profitably processed. We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

Phase I Exploration Program

Over the next six months we intend to complete the first phase of the exploration plan. If our initial exploration efforts are favourable we intend to proceed with longer term exploration.

Phase II will not be carried out until 2009 and will be contingent upon favourable results from phase I and specific recommendations in the resulting report.

Although it may appear that phase II merely continues phase I, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claims. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Employees

Initially, we intend to use the services of subcontractors for manual labour exploration work and an engineer or geologist to manage the exploration program. Our only employee will be Jerry R. Satchwell our senior officer and director.

At present, we have no employees, other than Mr. Satchwell; he does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to employees.

We intend to hire geologists, engineers and excavation subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Egil Livgard as senior geological consultant.

Offices

Our offices are located at 1596 Gulf Road, Number 34, Point Roberts, Washington 98281. Currently, these facilities are provided to us by Jerry R. Satchwell, a director and officer, without charge, but such arrangement may be cancelled at anytime without notice. As our business activities progress, we anticipate that we will be required to pay a pro rata share of the rent incurred for the facilities that we occupy. Specific direct expenses incurred such as telephone and secretarial services are charged back to Theron at cost.

Results of Operations

Theron was incorporated on April 11, 2006; comparative periods for the three and six months ended November 30, 2008, November 30, 2007 and April 11, 2006 (inception) through November 30, 2008 are presented in the following discussion.

Since inception, we have used our common stock and loans or advances from our director to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities (less offering costs) from inception on April 11, 2006 to November 30, 2008 was $78,000 ($65,000 as a result of proceeds received from sales of our common stock and $13,000 advanced without terms of repayment by a related party –repaid in a preceding quarter).

The Corporation did not generate any revenues from operations for the quarter ended November 30, 2008. To date, we have not generated any revenues from our mineral exploration business.

REVENUES

REVENUE – Gross revenue for the quarter and six month periods ended November 30, 2008 was $0 and $0 for the same periods in the previous fiscal year.

COMMON STOCK –Net cash provided by financing activities during the quarter ended November 30, 2008 was nil ($0) as compared to $10,000 received for the quarter ended November 30, 2007 and $65,000 received for the period from inception on April 11, 2006 through to and including November 30, 2008. For the six month periods ended November 30, 2008 and 2007 respectively, the comparative numbers were negative $13,000 (the result of the repayment of a $13,000 advance by a related party) and $10,000 received from the sale of common stock. No options or warrants were issued to issue shares at a later date in the most recent quarter.

In May, 2008, the Company received $50,000 in share subscriptions for 1,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and March, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 shares to a total of three new shareholders. All of the 1,900,000 shares subject to the rescission were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 05, 2007 under the mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation. Each has been apprised that rather than unilaterally completing a rescission of the sold shares we were proceeding with a rescission offering to give them each the opportunity to rescind or not rescind their purchase of shares sold by the Company or by certain shareholders between December, 2007 and May, 2008. This was done by letter on January 23, 2009 in which we provided a reference to the filed documents on EDGAR. Following each amendment to our S-1 filing we will be providing an update by letter or e-mail indicating that the new filing was an update based on comments made by the Securities and Exchange Commission as part of the ongoing review of the registration statement.

As a result, we are making a rescission offering to the subscribers of our stock and the selling shareholders are making a rescission offer to the purchasers of their stock to refund all monies with interest if so requested under an S-1 rescission offering registration statement. These shares of common stock may be subject to rescission by the shareholder because of the Company's failure to comply with securities laws. Rescission rights for individual shares vary, based upon the laws of the states in which the shares reside. Stock that is subject to rescission is recorded separately from shares' deficiency in the Company's balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to shares' deficiency.

EXPENSES

Expense Item	For the quarter ended November 30, 2008	For the quarter ended November 30, 2007	April 11, 2006 (Inception) thru November 30, 2008
Acquisition of mineral property interest	$ ---	$ ---	$ 4,242
Mineral property exploration	---	---	20,083
Loss on foreign exchange	77	---	168
Professional fees	1,335	---	20,792
Communications expense	---	---	3,246
Office expenses	116	63	4,746
Travel and entertainment	---	1,339	5,101
Filing fees	784	---	4,042
Other services	---	---	50
TOTAL	$2,312	$1,462	$62,740

SUMMARY – Total expenses for the quarter ended November 30, 2008 amounted to $2,312 while $1,462 was spent in the similar period ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $29,531 and $8,295 respectively. A total of $62,470 in expenses has been incurred since inception on April 11, 2006 through November 30, 2008. The costs can be subdivided into the following categories which have and will vary from quarter to quarter based on the level of corporate activity, exploration and results and capital raising.

CONTRIBUTED EXPENSES: No contributed expenses were incurred for the quarter or six months ended November 30, 2008 or November 30, 2007 for contributed administrative services or rent provided by officers or directors. $50 was incurred in the period from inception on April 11, 2006 to November 30, 2008. All contributed expenses are reported as contributed costs with a corresponding credit to additional paid-in capital.

PROFESSIONAL FEES: $1,335 in professional fees were incurred for the quarter ended November 30, 2008 while $0 was spent in the similar period ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $2,010 and $6,000 respectively. From inception to April 11, 2006, we have incurred $20,792 in professional fees mainly spent on legal and accounting matters. This cost category will vary in spending depending on the legal and accounting activities of the Corporation.

COMPENSATION: No compensation costs were incurred for the quarter or six month periods ended November 30, 2008 or November 30, 2007 and no compensation costs have been incurred since inception.

OFFICE EXPENSES: $116 was expended on the office for the quarter ended November 30, 2008 while $63 was spent in the similar period ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $1,267 and $104 respectively. From April 11, 2006 (inception) through November 30, 2008 a total of $4,746 has been spent on office expenses.

LOSSS ON FOREIGN EXCHANAGE: $77 in foreign exchange losses were incurred for the quarter ended November 30, 2008 while $0 was lost in the similar period ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $79 and $0 respectively. From April 11, 2006 (inception) through November 30, 2008 a total of $168 has been lost on foreign exchange transactions.

TRAVEL, ENTERTAINMENT AND MEAL EXPENSES: $0 in travel, entertainment or meal expenses were incurred for the quarter ended November 30, 2008 and $1,399 was expended in the similar period last year. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $2,460 and $792 respectively. For the period April 11, 2006 (inception) through November 30, 2008 a total of $5,101 has been spent for such items.

COMMUNICATIONS EXPENSES: $0 in communications costs were incurred in the most recent three month period ended on November 30, 2008 and $0 for the similar period ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $1,290 and $0 (nil) respectively. From April 11, 2006 (inception) through November 30, 2008 $3,246 has been spent on communication costs related to establishing our business.

FILING FEES: $784 in filing fees was incurred for the quarter ended November 30, 2008 and $0 (nil) was spent in the quarter ended November 30, 2007. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $2,343 and $1,399 respectively. For the period April 11, 2006 (inception) through November 30, 2008, Theron has spent $4,042 on filing and related fees. This cost category will change depending on filing requirements with the SEC and other regulatory bodies.

MINERAL PROPERTY ACQUISITION COSTS: No mineral property acquisition costs were incurred in the current quarter or six month periods under review. From April 11, 2006 (inception) through November 30, 2008 Theron has spent a total of $4,242 on mineral property acquisition expenses.

MINERAL PROPERTY EXPLORATION COSTS: Theron advanced $20,083 during the preceding quarter for the first phase of the planned exploration program on our optioned mineral claims. No such costs had previously been incurred. From April 11, 2006 (inception) through November 30, 2008 we have spent $20,083 on mineral property exploration expenses.

NET CASH USED IN OPERATING ACTIVITIES: For the quarter ended November 30, 2008, $4,707 in net cash was used and for the similar period in 2007 the amount was $13,295. For the six month periods ended November 30, 2008 and November 30, 2007, the comparative values were $34,251 and $13,295 respectively. We have used $60,462 in net cash from Inception on April 11, 2006 to November 30, 2008.

INCOME TAX PROVISION: As a result of operating losses, there has been no provision for the payment of income taxes to date in 2008 or from the date of inception.

We did not net sell or issue any shares of common stock during the most recent quarter. As of the date of this report Theron has 6,900,000 common shares issued and outstanding net of 1,000,000 shares of stock issued by it that are subject to rescission.

We continue to carefully control our expenses and overall costs as we moves our business development plan forward. We do not have any employees and engage personnel through outside consulting contracts or agreements or other such arrangements, including for legal, accounting and technical consultants.

Plan of Operation

Theron believes we can satisfy our cash requirements for the current fiscal year end of May 31, 2009 with available cash on hand. As of November 30, 2008, we had a surplus of $590 in unallocated working capital. Our sole costs to the end of the current fiscal year will be filing costs associated with the filing of our registration statement with the Commission.

For the balance of the current fiscal year to May 31, 2009 we will concentrate our efforts on concluding the rescission offering and commencing the phase I work program on our optioned mineral property. Following industry trends and demands, we are also considering the acquisition of other properties and projects of merit. In either situation, a new public offering would be needed and completed during a subsequent period.

If it turns out that we have not raised enough money to complete a secondary exploration program or additional funds for general operating capital are required to carry us forward, we will try to raise the funds from a new public offering, a private placement, loans or the establishment of a joint venture whereby a third party would pay the costs associated with phase II and we would retain a carried interest. At the present time, we have not made any plans to raise additional funds and there is no assurance that we would be able to raise money in the future.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2008 – 2009. Management projects that we will require up to $140,000 to fund ongoing operating expenses and working capital requirements for the next twelve months, broken down as follows:

Operating expenses	$35,000
Phase II exploration program	40,000
Working Capital	65,000
Total	$140,000

As at November 30, 2008, we had a working capital surplus of $509. We do not anticipate that we will be able to satisfy any of these funding requirements internally until we significantly increase our revenues.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the year ended May 31, 2008, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing. Our issuance of additional equity securities could result in a significant dilution in the equity interests of our current shares. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for continued operations. We are pursuing various financing alternatives to meet immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our obligations as they come due.

Liquidity and Capital Resources

As of end of the last quarter on November 30, 2008, we have yet to generate any revenues from operations.

Since inception, we have used our common stock and loans or advances from our officers and directors to raise money for our optioned acquisition and for corporate expenses. Net cash provided by financing activities from inception on April 11, 2006 to November 30, 2008 was $78,000 as a result of gross proceeds received from sales of our common stock of $65,000 (less offering costs) and a $13,000 advance from a related party. We issued 6,000,000 shares of common stock through a Section 4(2) offering in October, 2006 for cash consideration of $6,000. We issued 900,000 shares of common stock through a Regulation D offering in November, 2006 for cash consideration of $9,000 to a total of 3 placees.

As of November 30, 2008 our total assets consisting entirely of cash and prepaid expenses amounted to $4,538 and total liabilities were $2,180 excluding $50,000 related to the common stock that is subject to rescission. Working capital stood at $2,358 and when the contingent liability associated with this rescission offering in taken into account, working capital is a negative $47,642.

In the event that the rescission offer is fully exercised our total liabilities will increase by approximately $50,000 plus any interest payable on the recission. If that $50,000 were to have been included as a liability at November 30, 2008, as opposed to a contingent liability, the preceding paragraph would have reflected:

As of November 30, 2008 our total assets consisting entirely of cash and prepaid expenses amounted to $4,538 and total liabilities would have been $52,180. Working capital would have been negative $47,642. In addition, there would have been approximately an additional $2,500 payable in interest expenses.

For the three months ended November 30, 2008 the net loss was $2,312 ($0.000 per share). The loss per share was based on a weighted average of 6,900,000 common shares outstanding net of 1,000,000 shares issued by Theron that are subject to rescission. The net loss from Inception to November 30, 2008 is $62,470.

Inflation / Currency Fluctuations

Inflation has not been a factor during the recent quarter ended November 30, 2008. Inflation is moderately higher than it was during 2007 but the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

Off-Balance Sheet Entities

At November 30, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS DESCRIPTION

(a)	Corporate Organization and History Within Last Five Years

We were incorporated in the State of Wyoming on April 11, 2006 and established a fiscal year end of May 31. Our statutory registered agent's office is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001 and our business office is located at No. 34, 1596 Gulf Road, Point Roberts, WA 98281. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan and timetable to complete phase I of our exploration program.

Only Mr. Satchwell may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our corporation. Mr. Satchwell has been involved in those transactions described under the heading “Certain Relationships and Related Transactions,” on page 36.

(b)	Business Development

On February 21, 2007, we optioned a property containing six mineral claim blocks in south-western B. C. by entering into an Option To Purchase And Royalty Agreement with Bryan Livgard, the beneficial owner of the claims, an arms-length B.C. resident, to acquire the claims by making certain expenditures and carrying out certain exploration work.

If the results of phase I are unfavourable, we will terminate the option agreement and will not be obligated to make any subsequent payments. Similarly, if the results of phase II are unfavourable, we will terminate the option and will not be obligated to make any subsequent payments.

To date we have not performed any work on the George claims property nor have we spent any money on research and development activities. We have advanced the sum of $20,000 for the phase I exploration program but worked has not commenced as of the date of this rescission offering.

Theron is an exploration stage corporation. There is no assurance that a commercially viable deposit exists on the property that we have under option. Further exploration will be required before an evaluation as to the economic and legal feasibility of the property is determined. We have a specific business plan to complete phase I of our exploration program and a specific timetable and have no intention of entering into a merger or acquisition within the next twelve months.

(c)	Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the George claims mining property to determine if there are commercially exploitable deposits of gold. We plan a two-phase exploration program to properly evaluate the potential of the property. We must conduct exploration to determine if gold exists on the property and if any is found it can be economically extracted and profitably processed. We do not claim to have any ores or reserves whatsoever at this time on our optioned property.

We anticipate that our portion of the phase I planned geological exploration program on the property will cost $20,000 which is a reflection of local costs for the specified type of work. Phase I may require up to six weeks for the base work and an additional three to four months for analysis, evaluation of the work completed and the preparation of a report. Costs for phase I are made up of wages, fees, geological and geochemical supplies, assaying, equipment, diamond drilling and operation costs. We will assess the results of this program upon receipt of an appropriate engineering or geological report. We had $5,495 in cash reserves as of November 30, 2008.

Offices

Our offices are located at 1596 Gulf Road, Number 34, Point Roberts, WA 98281.

(d)	Reports to Securityholders

Theron is obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We will send an annual report, including audited financial statements, only to shareholders who request such.

In addition, under Section 15(d) of the Exchange Act, Theron will be required to electronically file annual (10K) and quarterly (10Q) reports, special reports (8-K), proxy statements (14-C) and other information with the SEC through the EDGAR Internet site that contains information regarding issuers that file with the Commission. The SEC website is http://www.sec.gov and EDGAR is located at http://www.sec.gov/edgar. Further, the public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Theron does not have an Internet address.

(e)	Other

Research &Development Expenditures

We have not engaged in any research and development activities since our inception and do not expect to engage in any research and development activities in the foreseeable future.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

DESCRIPTION OF THE PROPERTY UNDER OPTION

(a)	Exploration Properties

On February 21, 2007, we optioned a property containing six mineral claim blocks in south-western B. C. by entering into an Option To Purchase And Royalty Agreement with Bryan Livgard, the beneficial owner of the claims, an arms-length B.C. resident, to acquire the claims by making certain expenditures and carrying out certain exploration work.

Livgard holds the rights to the property which thereby gives him or his designated agent or joint venture partner, the right to mine and recover all of the metals contained within the surface boundaries of the property continued vertically downward.

Livgard has granted an option to Theron to allow us to explore, mine and recover any metals on the claims. If Livgard were to grant an option to another party, that party would be able to enter the claims, carry out certain work commitments and earn right and title to the claims; we would have little recourse as we would be harmed, would not own any claims and would have to cease operations. However, Livgard would be liable to us for monetary damages for breach of the option agreement. The extent of that liability would be for our out of pocket costs for expenditures on the claims, if any, in addition to any lost opportunity costs if the claims proved to be of value in the future. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Livgard, there is a question as to whether that recourse would have specific value.

Under B.C. law, if the ownership of the claims were to be passed to us and the deed of ownership were to be recorded in our name, we would have to pay a minimum of $17,800 and file other documents since we are a foreign corporation in Canada. We would also be required to form an B.C. corporation which would necessitate a board of directors, a majority of which would have to be residents of Canada, and obtain audited financial statements for that corporation. We have decided that if gold is discovered on the claims and it appears that it might be economical to remove the gold, we will record the deed of ownership, pay the additional tax and file as a foreign corporation or establish a corporate subsidiary in B.C.. The decision to record or not record is ours solely.

Physiography, Location and Access

The property is about 70 kilometers of paved and dirt logging roads south of Merritt B.C. which is located approximately 230 kilometers northwest of Vancouver, B.C. via part of the Trans Canada Highway system and then along Highway 5, one of the main arteries into the interior of the Province. A map of the property’s location is available in our SB-2 registration statement filed with the SEC on October 05, 2007.

Regional Geology

The rocks types on the claims have been mapped as the Triassic Nicola Group consisting of andesitic flows, tuff, argillite and limestone; all are indicators of the possible presence of gold in the area of the claims. Three mineral showings have been located and received minor exploration work consisting of pitting, geology, sampling and a magnetic survey.

A limited stream silt survey was carried out in mid 2006 by Mr. Livgard. The mapping and sampling revealed copper, gold and silver mineralization in altered layered rocks partly in the vicinity of and certainly related to intrusive activity. The mineralization has been classified as skarn deposition that can occur as disseminations in altered rock or as massive replacement of limestone.

The headwaters of Lawless Creek are the main source of flowing water in the vicinity of the property and its skarn deposits. The creek flows southerly through all the claims and a further 16 kilometers to its confluence with the Tulameen River; over this entire distance the channel is covered with placer claims. The source of the gold has not been located. Skarn copper-gold deposits on the claims or fracture deposits are possible sources of gold.

Previous Work

No previous work has been performed on the property by Theron.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with the initial exploration of the George claims to determine if there are commercially exploitable deposits of gold and silver. Mr. Egil Livgard, P. Eng., authored the report, in which he recommends a two-phase exploration program to properly evaluate the potential of the claims. We must conduct exploration to determine if gold exists on our properties and if any gold which is found can be economically extracted and profitably processed. We do not claim to have any ores or reserves whatsoever at this time on our optioned claims.

Mr. Livgard is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of B.C. and the Geological Association of Canada. He is a graduate of the University of British Columbia, (B.Sc., 1960). He has practiced his profession as an exploration geologist for almost 50 years.

It is our intention to retain the services of Mr. Livgard prior to commencement of work on the claims to complete the first phase of the work program. We will assess the results of this program upon receipt of his report. The cost estimates for this and other phases of the work program are based on his recommendations and reflect local costs for this type of work.

Initially, we will run a grid over the entire property and review maps of the results of past geological and geochemical programs correlating all past information to our grid; then we will complete a geological and geophysical survey to evaluate certain specific targets previously identified.

Geophysical surveying involves the measurement of various physical properties of the rocks at the site as well as interpreting that information in terms of the structure and nature of the rock. The geoscientist will take different measurements of the various physical and geological properties of the rocks and interpret the results in terms of what we are seeking. These methods include magnetic, electrical and seismic measurements. He will then interpret all the data obtained, plot it on the map we have generated and provide his best estimate of the chances of finding gold and what additional efforts we must undertake in a follow-up phase.

Previously run magnetometer and VLF-EM (very low frequency electromagnetic surveys) will be used as an aid to mapping and structural interpretation and may assist in locating gold and serve to assist in the delineation of the various physical properties of the rock which can be used as pointers towards whether gold may be present or not. Anomalies will be evaluated closely to help in determining their economic potential.

Competitive Factors

The gold exploration industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest in existence and are an infinitely small participant in the gold exploration business which is the cornerstone of the founding and early stage development of the overall mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of gold from the property. Readily available gold markets exist around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulations. This Act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Phase I of our exploration program does not require a permit, from the B.C. government.

Phase II of our exploration program will require a permit from the district inspector, a provincial government agent. If there is a disturbance to the land, the Ministry of Energy and Mines of British Columbia may request a bond at their discretion. Exploration work that requires permitting includes:

  drilling, trenching and excavating using machinery;
  disturbance of the ground by mechanical means or blasting;
  construction, modification, deactivation and reclamation of an exploration access;
  induced polarization surveys using exposed electrodes; and
  site reclamation.

We are also required to give written or verbal notification to the district inspector prior to the commencement of exploration activities. Further, we are required to reclaim our mining claim after we have completed the exploration program. We must remove the garbage, fuel drums, clean any spills and fill in any open trenches.

If our exploration program is successful and we decide to commence mineral production, we are required to submit to the Mines Branch District Manager a permit application for the project with a project report. Upon approval of the application, we will receive a Project Approval Certificate and a Mines Act Permit, after which we could commence mineral production.

Compliance with these rules and regulations will not affect our plans.

Environmental Law

We are subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration of mining properties. Its goals are to protect the environment through a series of regulations affecting health, safety, archaeological sites and exploration access.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and if exploration is warranted on the property, will file final plans of operation before we start any mining operations. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the full cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We currently are in compliance with the Code and will continue to comply with the Code in the future. We believe that compliance with the Code will not adversely affect our business operations in the future.

(b)	Investment Policies

As of the date of this offering circular, Theron does not have any policies regarding the types of investments described in SEC Regulation SK Item 102(b), investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities, because its business mainly concerns the exploration of properties with the objective to achieve commercial exploitation.

(c)	Description of Real Estate and Operating Data

Theron does not have any property the book value of which amounts to ten percent or more of its total assets.

(d)	Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments and to the extent actual results differ from those estimates, our future results of operations may be affected.

(e)	Controls and Procedures

(i)	Evaluation of Disclosure Controls and Procedures.

We have carried out an evaluation under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Based upon that evaluation, our principal executive and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were effective to ensure that information required to be disclosed in reports filed under the Exchange Act is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

(ii)	Changes in Internal Controls.

During the quarter ended November 30, 2008, there were no changes in the Company's internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

DIRECTOR, EXECUTIVE OFFICER, PROMOTERS AND CONTROL PERSONS

(a)	Director and Executive Officer

Members of our Board of Directors are appointed to hold office until the next annual meeting of our shares or until his or her successor is elected and qualified, or until he or she resigns or is removed in accordance with the provisions of the Wyoming Business Corporations Act (the “WBCA”). Each officer is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, address, age and position of our present officers and directors are as set forth below:

Name and Address	Age	Position(s)
Jerry R. Satchwell	72	President, Secretary, Treasurer, Chief Executive
No. 34, 1596 Gulf Road,		Officer, Chief Financial Officer and a member of the
Point Roberts, WA 98281		Board of Directors

Mr. Satchwell who has held his office/position since April 11, 2006, will be spending approximately 6 hours of his time on the affairs of Theron and is expected to hold the office/position until the next annual meeting of our shareholders. None of the directors or officers has professional or technical accreditation in the exploration business.

Jerry R. Satchwell, a director serving as president, secretary, treasurer and chief executive officer is, and has been, a management and business consultant since 1970 in the areas of mining and petroleum exploration and development. He is in the business of providing financial, management and consulting services, merger and acquisition as well as corporate structuring to development and exploration stage businesses. Prior to that he spent 15 years in corporate finance. He is not a director of any other corporations, public or private.

(b)	Conflicts of Interest

While we do not anticipate any conflicts of interest it is possible that in the future our director may become a consultant to, or a member of, another board of directors or may be asked to participate in the same properties or projects. Joint ventures in acquiring and exploring natural resources are frequent in the industry. He could be presented other exploration opportunities which would force him to determine which corporation to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Mr. Satchwell will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon him to notify Theron and the other boards of directors that may be involved of his conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Theron and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors, on April 22, 2007, adopted a Code of Business Conduct and Ethics. Theron’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Theron and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. The Code addresses principles of general business ethics, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues. A copy of the Code will be sent without charge to anyone requesting a copy by contacting us at our principal office.

This Code is in addition to other detailed policies relevant to business ethics that we may adopt from time to time.

(c)	Significant Employees

We have no employees other than Jerry R. Satchwell, our President and Chief Executive Officer, Secretary-Treasurer and Chief Financial Officer. He is also a member of our Board of Directors.

(d)	Committees of the Board Of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. As such, Mr. Satchwell acts in those capacities.

(e)	Audit Committee Financial Expert

Mr. Satchwell, does not qualify as an “audit committee financial expert”. We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe the services of an audit committee financial expert are not warranted at this time.

(f)	Involvement in Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons have had any of the following events occur:

  a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
  being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or being found by a court of competent jurisdiction, in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

(a)	General

Mr. Jerry R. Satchwell is deemed to have received $50 from Inception on April 11, 2006 to May 31, 2008 from Theron for certain administrative services as contributed administrative services with a corresponding credit to additional paid-in capital. No payments were made. Otherwise, Mr. Satchwell, our senior officer and director, has received no compensation for his time or services rendered to Theron and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business. The value of the 6,000,000 shares issued to Mr. Satchwell in April, 2006 for cash consideration of $6,000 did not exceed the $0.001 per share that he paid for the shares.

(b)	Summary Compensation Table

Name and Principal Position	Fiscal Year Ended May 31	Salary	Bonus	Stock Awards ($)	Securities Underlying Options	Options Awards (Value of Options) ($) (5)	Total Compensation
Jerry Satchwell - Pres. / Sec. / Treas. Director	2008	$0	$0	$0	Nil	$0	$0
Jerry Satchwell – Pres. / Sec. / Treas. Director	2007	$0	$0	$0	Nil	$0	$0

(c)	Options Grants During the Last Fiscal Year

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d)	Aggregated Option Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e)	Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f)	Compensation of Directors

The members of the Board of Directors are not compensated by Theron for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g)	Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with our officer or director other than those disclosed in this offering circular. There are no compensation plans or arrangements, including payments to be made by Theron, with respect to the officers, directors, employees or consultants that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

INDEMNIFICATION OF OFFICERS AND DIRECTORS FOR SECURITIES ACT LIABILITIES

(a)	General

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Theron is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of our Articles of Incorporation;
  Bylaw IX of our Bylaws; and
  WBCA, Section 17-16-851.

The effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Theron responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently our directors and officers are not covered by liability insurance. However, our Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer exists which would affect his liability in that capacity.

(b)	The SEC’S Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a)	Transactions with Officers and Directors

In April, 2006 we issued a total of 6,000,000 shares of restricted common stock to Jerry R. Satchwell, our senior officer and director. The purchase price of the shares, $6,000, was paid in cash. Mr. Satchwell is a sophisticated individual and, as a promoter of our corporation, was in a position to access relevant and material information regarding our operations.

(b)	Transactions with Promoters

Mr. Jerry R. Satchwell, our president, CEO, director and secretary-treasurer can be considered as a promoter of Theron in consideration of his formation, participation and managing of Theron since its incorporation.

Mr. Satchwell subscribed for 6,000,000 restricted shares of common stock at a price of $0.001 for an aggregate consideration of $6,000 which was paid in cash in April, 2006. The sale of these shares will be governed by Rule 144 of the Securities Act. Mr. Satchwell does not receive any salary for services. During the fiscal period April 11, 2006 (inception) to May 31, 2008, Mr. Satchwell was deemed to have been paid $50 for contributed administrative services with a corresponding credit to additional paid-in capital.

(c)	Other

Except as described above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  any of our directors or officers;
  any person proposed as a nominee for election as a director;
  any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  any of our promoters; and
  any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this rescission offering, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2] [4]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class
common stock	Jerry R. Satchwell No. 34, 1596 Gulf Road, Point Roberts, WA 98281	6,000,000 Beneficial Owner	87.0%

[1]

The person named above may be deemed to be a “parent” and “promoter”, within the meaning of such terms under the Securities Act by virtue of his direct and indirect stock holdings. Mr. Satchwell is the only “promoter” of Theron Resource Group

[2]

The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this circular any options, warrants or rights and no conversion privileges or other similar obligations exist.

[3]	As of May 31, and November 30, 2008, and January 15, 2009.
[4]

A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on January 15, 2009. As of January 15, 2009, there were 6,900,000 shares of our common stock issued and outstanding net of the 1,000,000 shares issued by the Company that are subject to rescission.

(b)	Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Theron. All directors and officers hold office until our next annual general meeting of shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class
common stock	Jerry R. Satchwell No. 34, 1596 Gulf Road, Pt. Roberts, WA Businessman, Director and officer since April 11, 2006	6,000,000	87.0%

[1]	As of May 31, November 30, 2008 and January 15, 2009.
[2]

Common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Theron by individual directors and officers. All such shares are held directly.

[3]

The person named above does not have any specified rights to acquire, within sixty (60) days of the date of this offering circular any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management, as a group beneficially own, directly or indirectly, 6,000,000 common shares, representing 87.0% of the total issued and outstanding securities of Theron as of May 31, November 30, 2008 and January 15, 2009 net of the 1,000,000 shares issued by the Company that are subject to rescission.

There are no outstanding stock options.

(c)	Changes in Control

We do not anticipate at this time any changes in control of Theron. There are no arrangements either in place or contemplated which may result in a change of control. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.

(d)	Future Sales by Existing Shareholders

As of the date of this rescission offering, there are a total of forty-eight (48) shareholders of record holding shares of our common stock. A total of 7,900,000 shares of common stock including the 1,000,000 shares issued by us that are subject to rescission were issued to the existing shareholders, all of which are “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition.

Shares registered in this offering will be immediately resalable and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock.

Theron does not have any securities that are convertible into common stock. We have not registered any shares for sale by Securityholders under the Securities Act other than as disclosed in this rescission offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material rights and restrictions associated with our capital stock. This description does not purport to be a complete description of all of the rights of our shares and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and our Bylaws, which are included as exhibits to this registration statement.

(a)	Common Shares

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. Holders:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 17-16-702 of the WBCA and Theron’s Bylaw I.02, at least twenty percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of the shares of the Corporation in order to constitute a valid quorum for the transaction of business. Actions taken by shares at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote. Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. All outstanding shares of our common stock are fully paid and non-assessable.

We refer you to our Articles of Incorporation and Bylaws and to the applicable Wyoming statutes for a more complete description of the rights and liabilities of holders of our securities.

As of November 30, 2008, Theron had issued 7,900,000 common shares, inclusive of the 1,000,000 shares issued by us which are subject to rescission, for total consideration of $65,000. We issued 6,000,000 shares of common stock through a Section 4(2) exemption on April 20, 2006 to Jerry R. Satchwell for cash consideration of $6,000. We issued 900,000 shares of common stock through a Rule 504D offering in November, 2006 for cash consideration of

$9,000 to a total of three (3) subscribers (the shares issued may have been sold in violation of federal or state securities laws, or both, and are subject to the rescission offer). On May 31, 2008 we issued 1,000,000 shares to 44 subscribers to our SB-2 registration statement dated October 05, 2007 at a price of $0.05 per share (the shares issued may have been issued in violation of federal or state securities laws, or both, and are subject to the rescission offer). All of the shares issued to date are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144 of the Securities Act.

All registered shareholders are entitled to receive a notice of any general or annual meeting to be convened. At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, Mr. Satchwell is the only person to exercise control, directly or indirectly, over more than 10% of Theron’s outstanding common shares (see “Security Ownership of Certain Beneficial Owners and Management” on page 37).

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

As of the date of this offering circular, we have not paid any dividends to shareholders. There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws The declaration of any future dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Stock transfer agent

The stock transfer agent for our securities is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NY 07716; telephone: (732) 872-2727; facsimile: (732) 872-2728.

(b)	Debt Securities

As of the date of this offering circular, Theron does not have any debt securities.

(c)	Stock Options

Theron has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d)	Warrants

The are no outstanding warrants and no warrants have been issued.

(e)	Restricted Securities

Theron issued 6,000,000 shares to Jerry R. Satchwell at a price of $0.001 per share for total consideration of $6,000 in April, 2006 which were paid for in cash. Under the Securities Act, these shares can only be sold under the provisions of Rule 144. Further, all other issued shares (900,000 issued under Regulation 504D and 1,000,000 sold under our non-effective registration statement in May, 2008) are also restricted and can only be sold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D or Regulation S offerings or through employee stock benefit plans, as compensation for professional services, or in exchange for providing “seed money” or start-up capital to a corporation.

Under Rule 144 a shareholder, including an affiliate of Theron, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Theron or an affiliate of Theron. The number of shares of common stock which may be sold within any three-month period is restricted to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate, and who has not been an affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from Theron or an affiliate for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

LEGAL PROCEEDINGS

Theron is not a party to any pending litigation and none is contemplated or threatened. Our resident agent in the State of Wyoming is located at 1620 Central Avenue, Suite 202, Cheyenne, Wyoming 82001. Under the WBCA all legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

An “expert” is a person who is named as preparing or certifying all or part of a registration statement, offering circular or a report or valuation for use in connection with the registration statement or offering circular. “Counsel” is any counsel named in the offering circular as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of securities. No named expert or counsel referred to in the offering circular has any interest in Theron. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Theron or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Theron.

Experts

Our financial statements for the period from inception on April 11, 2006 to May 31, 2008, included in this offering circular have been audited by Gruber & Co, LLP. 99 Saybridge Manor Parkway, Lake St. Louis, Missouri, 63367 as set forth in their report included in this offering circular. The report of Gruber & Co. is included in reliance upon their authority as experts in accounting and auditing.

The Technical Report on the George Claim Group dated January 29, 2007 was authored by Egil Livgard, P. Eng., 1990 King Albert Avenue, Coquitlam, B.C.

Counsel

The legal opinion rendered by Jeffrey Nichols, Attorneys and Counselors At Law, of 811 - 6th Avenue, Lewiston, Idaho 83501 regarding the Common Stock of Theron Resource Group registered on Form S-1 is as set forth in their opinion letter dated January 21, 2009 referenced in this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock outstanding we and the selling shareholders are offering to repurchase. This offering circular, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this offering circular or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street NE, Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the Commission. The address of the site is www.sec.gov.

PART II. INFORMATION NOT REQUIRED IN RESCISSION OFFERING

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, whether or not all shares are rescinded, all of which are to be paid by the registrant, are as follows:

Printing Expenses	200
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	1,000
Contingency & Miscellaneous Expenses	800
TOTAL	$7,000

RECENT SALES OF UNREGISTERED SECURITIES

(a)	Prior sales of common shares

Theron is authorized to issue up to 200,000,000 shares of common stock with a par value of $0.001. As of November 30, 2008, we had issued 7,900,000 common shares inclusive of the 1,000,000 shares we issued that are subject to rescission for total consideration of $65,000 to a total of 48 registered shareholders.

Theron is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the common shares.

During the past three years, we have sold the following securities which were not registered under the Securities Act:

April 20, 2006

We issued 6,000,000 shares of restricted common stock at a price of $0.001 per share through a Section 4(2) exemption to Jerry R. Satchwell our founder, officer and director on April 20, 2006 for cash consideration of $6,000.

Mr. Satchwell is a sophisticated investor and was in possession of all material information relating to Theron. Further, no commissions were paid in connection with the sale of the shares and no general solicitation was made.

November 30, 2006

We issued 900,000 shares of restricted common stock at a price of $0.01 per share through a Rule 504D offering in November, 2006 for cash consideration of $9,000 to three (3) individuals.

Name and Address	Date	Shares	Consideration

Tammy McGlinn 155 Tyee Drive, No. 428 Point Roberts, WA 98281	November 30, 2006	300,000	$3,000 Cash

Kim Twitchen P.O. Box 4370 Seattle, WA 98194	November 30, 2006	300,000	$3,000 Cash

James Bertalino 1685 H Street, No. 155, Blaine, WA 98230	November 30, 2006	300,000	$3,000 Cash

None of the above are deemed to be accredited investors and each was in possession of all material information relating to Theron. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. All of the purchasers are known to our directors

We completed the offering pursuant to Regulation D of the Securities Act. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation D. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 504D of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

May 31, 2008

We issued 1,000,000 shares of unrestricted common stock at a price of $0.05 per share in May, 2008 for cash consideration of $50,000 to forty-four (44) individuals. In addition, three selling shareholders sold 900,000 shares, acquired as outlined above, to three arms length individuals. We and the selling shareholders sold the shares prior to the declaration of an effective date for our SB-2 registration statement filed on October 05, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing. All of the subscribers have been informed of the situation that rather than unilaterally completing a rescission of the sold shares we were proceeding with a rescission offering to give them each the opportunity to rescind or not rescind their purchase of shares sold by the Company or by certain shareholders between December, 2007 and May, 2008. This was done by letter on January 23, 2009 in which we provided a reference to the filed documents on EDGAR. Following each amendment to our S-1 filing we will be providing an update by letter or e-mail indicating that the new filing was an update based on comments made by the Securities and Exchange Commission as part of the ongoing review of the registration statement. As a result, we and the selling shareholders may have to refund part or all associated monies and cancel all rescinded common shares that were sold by Theron under the SB-2 offering. Shares repurchased by the selling shareholders will be retained by them.

The stock issuances described in the preceeding paragraph include the issuance of 1,000,000 shares of our common stock and the sale of 900,000 shares of our common stock prior to an effective date for our registration statement that may not have been exempt from registration or qualification requirements under federal or state securities laws as a result of our not having declared an effective date for the October 4, 2007 SB-2 registration statement. Consequently, the shares issued or sold may have been issued or sold in violation of federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we and the selling shareholders are making a rescission offer to all holders of any outstanding shares subject to rescission, pursuant to which we or the selling shareholder will offer to repurchase these shares then outstanding from the holder. If the rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $52,500, which includes interest and the selling shareholders could be required to make an aggregate payment of up to approximately $47,250 including interest. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe the rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares.

CHANGES IN & DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING & FINANCIAL DISCLOSURE

Gruber & Company, L.L.P., Certified Public Accountants, of Lake St. Louis, Missouri are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our shareholders on an annual basis, which statements will be prepared by an independent Certified Public Accountant.

Our audited financial statements to the year end at May 31, 2008 and our unaudited financial statements from inception to November 30, 2008 immediately follow.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Theron Resource Group

We have audited the balance sheet of Theron Resource Group (an exploration stage company) as of May 31, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years then ended and for the period April 11, 2006 (date of inception) through May 31, 2008. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company's internal control over its financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Company as of May 31, 2008 and the results of its operations, cash flows and changes in stockholders’ equity for the years ended May 31, 2008 and 2007 and for the period April 11, 2006 (date of inception) through May 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management’s plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC

/s/	“Gruber & Company, LLC”

Lake Saint Louis, Missouri
August 27, 2008 (except for Note 9 for which the date is November 20, 2008)

Theron Resource Group
(an Exploration Stage Company)
Balance Sheets
May 31, 2008

Assets

Current assets
Cash and cash equivalents	$42,694
Share subscriptions receivable	8,500
Prepaid Expenses	595

Total Assets	51,789

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable and liabilities	6,900
Due to related party	13,000
Total liabilities	19,900

Common Stock subject to rescission (Note 5)	50,000

Stockholders' equity

Common stock, 500,000,000 shares authorized,
par value $.001, 6,900,000 shares issued and
outstanding - net of rescissionable 1,000,000 shares	6,900
Additional paid-in capital	8,150
Other comprehensive loss	(222)
Deficit accumulated during the exploration stage	(32,939)
Total stockholders' equity	(18,111)

Total liabilities and stockholders' equity	$51,789

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statements of Operations

						For the period
						April 11, 2006
		For the		For the		(date of inception)
		year ended		year ended		through
		May 31, 2008		May 31, 2007		May 31, 2008

Revenues	$	---	$		$	---

Expenses
Acquisition of mineral property interest		---		4,242		4,242
Gain on Foreign Exchange		89		---		89
Professional fees		13,334		5,450		18,784
Communications expense		767		1,189		1,956
Office expenses		1,294		2,184		3,478
Travel and entertainment		1,132		1,509		2,641
Filing fees		1,549		150		1,699
Other services		---		50		50

Total expenses		18,165		14,774		32,939

Net loss		$(18,165)		$(14,774)		$(32,939)

Basic and diluted loss per common share		(0.003)		(0.002)

Weighted average number of common shares used in per
share calculations		6,900,000		6,448,767

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statement of Changes in Stockholders' Equity

								Deficit
								accumulated
	Common			Additional		Other		during the	Total
	shares	Common		paid-in		Comprehensive		exploration	stockholders'
	outstanding	stock		capital		Loss		stage	equity
Common shares issued for
cash	6,000,000	$6,000	$	---	$	---	$	---	$6,000
Balance, May 31, 2006	6,000,000	6,000		---		---		---	6,000
Common shares issued for
cash	900,000	900		8,100		---		---	9,000
Contributed services	---	---		50		---		---	50
Currency exchange loss	---	---		---		(222)		---	(222)
Net loss for the year	---	---		---		---		(14,774)	(14,774)
Balance, May 31, 2007	6,900,000	$6,900		$8,150		(222)		$(14,774)	$54
Common shares issued for
cash	---	---		---		---		---	0
Contributed services	---	---		---		---		---	0
Currency exchange loss	---	---		---		---		---	0
Net loss for the year	---	---		---		---		(18,165)	(18,165)
Balance, May 31, 2008	6,900,000	$6,900		$8,150		(222)		$(32,939)	$(18,111)

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statements of Cash Flows

						For the period
						April 11, 2006
		For the		For the		(date of inception)
		year ended		year ended		through
		May 31, 2008		May 31, 2007		May 31, 2008

Cash flows used for operating activities
Net loss		$(18,165)		$(14,774)		$(32,939)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Contributed services		0		50		50
Other comprehensive loss		0		(222)		(222)
Changes in operating assets and liabilities
(Increase) decrease in prepaid expenses		(595)		0		(595)
Increase (decrease) in accrued expenses		1,900		5,000		6,900

Cash flows used for operating activities		(16,860)		(9,946)		(26,806)

Cash flows from financing activities
Advances from shareholders, net		10,000		3,000		13,000
Proceeds from issuance of common stock		0		15,000		15,000
Proceeds from issuance of common stock, subject to rescission		41,500		0		41,500

Cash flows from financing activities		51,500		18,000		69,500

Increase in cash and cash equivalents		34,640		8,054		42,694

Cash and cash equivalents - Beginning of period		8,054		---		---

Cash and cash equivalents - End of period		$42,694		$8,054		$42,694

Supplemental Disclosures regarding cash flows
Interest paid	$	---	$	---	$	---
Income taxes paid		---		---		---

Non-cash financing activities
Paid in capital from contributed services		---		50		50

See accompanying notes to financial statements

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Note 1 – Nature of Operations

Theron Resource Group (“the Company”) was incorporated under the laws of the State of Wyoming on April 11, 2006. The Company is a start-up, exploration stage corporation which has an option agreement to acquire through a two-phase exploration program, a property in south-western British Columbia, Canada, consisting of six claim blocks covering 4,380 acres. The Company’s business plan is to proceed with initial exploration of the claims to determine if there are commercially exploitable deposits of gold. If gold exists on the claims the Company will determine if it can be economically extracted and profitably processed.

The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from April 11, 2006 (date of inception) to May 31, 2008.

Note 2 – Basis of Presentation and Going Concern

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

The Company’s financial statements at May 31, 2008 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $18,166 for the year ended May 31, 2008 and $32,940 for the period from April 11, 2006 (date of inception) through May 31, 2008. In addition, the Company has not generated any revenues and no revenues are anticipated until we begin removing and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that we may have under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Management’s plans to support the Company in operation and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from the public offering, it will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Note 3 – Summary of Significant Accounting Policies

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Mining exploration costs

In accordance with Securities and Exchange Commission Industry Guide 7, the Company charges mineral property acquisition costs and exploration costs to operations as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. The capitalized costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

On February 21, 2007 the Company optioned one exploration property containing six claim blocks in southwestern British Columbia by entering into an option agreement (Option To Purchase and Royalty Agreement) with the beneficial owner of the claims to acquire the claims by carrying out certain exploration work on the claims. The claim blocks cover approximately 4,380 acres.

The beneficial owner holds the right to the claims which give him or his designated agent the right to mine and recover all of the metals contained within the surface boundaries of the lease vertically downward. In the event he were to grant another deed which is subsequently registered prior to the Company’s deed, the third party would obtain good title and the Company would have nothing.

Reclamation costs

The Company is subject to the Canadian Mineral Tenure Act Regulations, the British Columbia Mineral Exploration Code and the Ministry of Energy and Mines of British Columbia. Before commencing the exploration program, a permit must be obtained from the District Inspector, a provincial government agent. Further, the Company is required to reclaim the mining claim after the exploration program is completed, including removing any garbage, fuel drums, cleaning any spills, and filling in any open trenches.

The Health, Safety and Reclamation Code (“the Code”) for mines in British Columbia deals with environmental matters relating to the exploration of mining properties. The Code’s goals are to protect the environment through a series of regulations affecting health, safety, archaeological sites and exploration access. The Company is responsible to provide a safe working environment, not disrupt archaeological sites, and to conduct its activities to prevent unnecessary damage to the property. Upon abandonment of the property, all holes, pits and shafts will be sealed. It is difficult to estimate the full costs of the compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until the Company starts operations. The Company will record a liability for the estimated costs to reclaim the mined land by recording charges to production costs for each unit of gold mined over the life of the mine. The amount to be charged will be based on management’s estimate of reclamation costs to be incurred. The accrued liability will be reduced as reclamation expenditures are

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

made. Certain reclamation work will be performed concurrently with mining and these expenditures are charged to operations as incurred.

Use of estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Fair value of financial instruments and derivative financial instruments

The carrying amounts of cash and current liabilities approximate fair value due to the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price, or interest rate market risks.

Income taxes

The Company has adopted SFAS no 109, “Accounting for Income Taxes” as of inception. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the year ended May 31, 2008, and for the period April 11, 2006 (date of inception) through May 31, 2008 there were no potential dilutive securities.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit

Special purpose entities

The Company does not have any off-balance sheet financing activities.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the year ended May 31, 2008. As of May 31, 2008, there were no options outstanding.

Business segments

SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public . It also establishes standards for disclosures regarding products and services, geographic areas and major customers. The Company has evaluated the requirements of SFAS No. 131, and has determined that it is not applicable.

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred. Accordingly, startup costs associated with the Company’s formation have been included in the Company’s general and administrative expenses for the period from April 11, 2006 (date of inception) through May 31, 2008.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No., 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements .” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -An amendment of FASB Statements No. 87, 88, 106, and 132(R)." One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single-employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the Company’s financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 .” Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. The adoption of this standard had no material impact on the Company’s financial statements.

Note 4 – Common stock transactions

Activity for the period April 11, 2006 (date of inception) to May 31, 2006

On April 20, 2006 the Company issued 6,000,000 shares of common stock to it’s founder for $6,000 in cash.

Activity for the period June 1, 2006 to May 31, 2007

On November 30, 2006, the Company issued 900,000 shares for cash of $9,000.

Activity for the period June 1, 2007 to May 31, 2008

During April and May, 2008 the Company received $50,000 for the issuance of 1,000,000 shares of common stock subscribed for at a price of $0.05 per share pursuant to the Company’s SB-2 registration statement dated October 11, 2007 and three selling shareholders resold 900,000 shares between December 23, 2007 and May 31, 2008. All of the 1,900,000 shares so issued or resold were issued or resold prior to the declaration of an effective date for the Company’s SB-2 registration statement under our mistaken assumption that the registration statement had become effective through the passage of time.

Note 5 – Common Stock Subject to Rescission

During April and May, 2008, the Company received $50,000 in share subscriptions for 1,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 shares to a total of three new shareholders. All of the 1,900,000 shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 04, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

As a result, the Company will be making a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under an S-1 Rescission Offering registration statement. These shares of common stock may be subject to rescission by the shareholder because of the Company's failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders' deficiency in the Company's balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders' deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MAY 31, 2008

outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

Under an S-1 rescission offering registration statement the Company will offer to rescind a total of 1,900,000 shares of common stock issued or sold by the selling shareholders under its October, 2007 SB-2 registration statement. These shares represented all of the SB-2 shares the Company issued (1,000,000) and the shares (900,000) sold by the selling shareholders for which a purchaser could claim a rescission right. The rescission offer was intended to address the Company’s rescission liability relating to its federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to the Company or recover damages, as the case may be.

Note 6 – Related party transactions

As of May 31, 2008, the amount due to a related party consists of a $13,000 advance from the Company’s officer and director. The balance is non-interest bearing, unsecured and has no fixed terms of repayment.

Note 7 – Commitments

Under the terms of the Option to Purchase and Royalty Agreement, the Company must incur exploration expenditures on the claims in the minimum amount of $20,000 by August 31, 2008, an additional $40,000 by August 31, 2009. In the event that the results of the development phases are unfavorable, the Company will terminate the option and will not be obligated to make any subsequent payments.

Upon exercise of the option, the Company is required to pay the owner, commencing May 31, 2010, the sum of $25,000 per annum, as prepayment of the net smelter royalty.

Note 8 – Income taxes

The Company has losses carried forward for income tax purposes. There are no current or deferred income tax expenses for the year ended May 31, 2008, or for the period April 11, 2006 (date of inception) to May 31, 2008 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. Realization of the future tax benefits related to the deferred tax assets is dependent on the Company’s ability to generate taxable income within the net operating loss carryforward period.

Note 9 – Registration Statement / Shares Issued Prior to an Effective Date

On October 04, 2007 the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission. The Corporation offered up to 2,000,000 shares of its common stock at a price of $0.05 per share. During May, 2008, the Company received $50,000 in share subscriptions for 1,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, three (3) selling shareholders between December, 2007 and May, 2008 sold 900,000 shares of common stock to three individuals. All 1,900,000 shares so issued or resold were issued or resold prior to the declaration of an effective date for the registration statement under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation. As a result, the Company will make a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested.

Theron Resource Group
(an Exploration Stage Company)
Balance Sheets
November 30, 2008

	Six Months	Six Months
	ended	ended
	November 30, 2008	November 30, 2007	May 31, 2008
	(Unaudited)	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$2,007	$4,759	$42,694
Subscription Receivable	2,500	0	8,500
Prepaid expenses	31	0	595

Total Assets	4,538	4,759	51,789

Liabilities and Stockholders' Equity

Current liabilities
Accounts Payable and accrued liabilities	2,180	0	6,900
Due to related party	0	13,000	13,000

Total liabilities	2,180	13,000	19,900

Common Stock subject to Rescission (Note 5)	50,000	0	50,000

Stockholders' equity
Common stock, 500,000,000 shares authorized,
par value $0.001, 6,900,000 shares issued and
outstanding - net of rescissionable 1,000,000 shares	6,900	6,900	6,900
Additional paid-in capital	8,150	8,150	8,150
Other comprehensive loss	(222)	(222)	(222)
Deficit accumulated during the exploration stage	(62,470)	(23,069)	(32,939)
Total stockholders' equity	(47,642)	(8,241)	(18,111)

Total liabilities and stockholders' equity	$4,538	$4,759	$51,789

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statements of Operations
(Unaudited)

										For the period
		Three months		Three months		Six months		Six months		April 11, 2006
		ended		ended		ended		ended		(date of inception)
		November 30,		November 30,		November 30,		November 30,		through
		2008		2007		2008		2007		November 30, 2008

Revenues	$	---	$	---	$	---	$	---	$	---

Expenses
Acquisition of mineral property interest		---		---		---		---		4,242
Mineral property exploration		---		---		20,082		---		20,083
Loss on foreign exchange		77		---		79		---		168
Professional fees		1,335		---		2,010		6,000		20,792
Communications expense		---		---		1,290		---		3,246
Office expenses		116		63		1,267		104		4,746
Travel and entertainment		---		1,399		2,460		792		5,101
Filing fees		784		---		2,343		1,399		4,042
Other services		---		---		---		---		50

Total expenses		2,312		1,462		29,531		8,295		62,470

Net loss		$(2,312)		$(1,462)		$(29,531)		$(8,295)		$(62,470)

Basic and diluted loss per common share		$(0.000)		$(0.000)		$(0.004)		$(0.001)

Weighted average number of common shares
used in per share calculations		6,900,000		6,900,000		6,900,000		6,900,000

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statement of Changes in Stockholders' Equity
(Unaudited)

					Deficit
					accumulated
	Common		Additional	Other	during the	Total
	shares	Common	paid-in	Comprehensive	exploration	stockholders'
	outstanding	stock	capital	Loss	stage	equity

Common shares issued for
cash	6,900,000	6,900	8,100	---	---	15,000

Contributed services	---	---	50	---	---	50

Currency exchange loss	---	---	---	(222)	---	(222)

Net loss for the period
April 11, 2006 (inception)
to May 31, 2007	---	---	---	---	(14,774)	(14,774)

BALANCE, MAY 31, 2007	6,900,000	6,900	8,150	(222)	(14,774)	54

Common shares issued for	---	---	---	---	---	0
cash

Net loss for the year	---	---	---	---	(18,165)	(18,165)

BALANCE, MAY 31, 2008	6,900,000	$6,900	$8,150	(222)	(32,939)	(18,111)

Common shares issued for						0
cash

Net loss for the six month
period ended
November 30, 2008	---	---	---	---	(29,531)	(29,531)

BALANCE, NOVEMBER 30, 2008	6,900,000	6,900	8,150	(222)	(62,470)	(47,642)

See accompanying notes to financial statements

Theron Resource Group
(an Exploration Stage Company)
Statements of Cash Flows
(Unaudited)

										For the period
		Three months		Three months		Six months		Six months		October 19, 2006
		ended		ended		ended		ended		(date of inception)
		November 30,		November 30,		November 30,		November 30,		through
		2008		2007		2008		2007		November 30, 2008

Cash flows used for operating activities
Net loss		$(2,312)		$(1,462)		$(29,531)		$(8,295)		$(62,470)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Contributed services		0		0		0		0		50
Other comprehensive loss		0		0		0		0		(222)
Changes in operating assets and liabilities
( Increase) decrease in prepaid expenses		0		0		0		0		0
Increase (decrease) in accounts payable & accrued liabilities		(2,395)		0		(4,720)		(5,000)		2,180

Cash flows used for operating activities		(4,707)		(1,462)		(34,251)		(13,295)		(60,462)

Cash flows from financing activities
Advances (repayments) from (to) related party		0		0		(13,000)		10,000		0
Proceeds from issuance of common stock, subject to rescission		0		0		0		0		50,000
Proceeds from issuance of common stock		0		0		0		0		15,000

Cash flows from financing activities		0		0		(13,000)		10,000		65,000

Increase in cash and cash equivalents		(4,707)		(1,462)		(47,251)		(3,295)		4,538

Cash and cash equivalents - Beginning of period		9,245		6,221		51,789		8,054		0

Cash and cash equivalents - End of period		$4,538		$4,759		$4,538		$4,759		$4,538

Supplemental Disclosures regarding cash flows
Interest paid	$	---	$	---	$	---	$	---	$	---
Income taxes paid		---		---		---		---		---

Non-cash financing activities
Paid in capital from contributed services		---		---		---		---		50

See accompanying notes to financial statements

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

Note 1 – Nature of Operations

Theron Resource Group (“the Company”) was incorporated under the laws of the State of Wyoming on April 11, 2006. The Company is a start-up, exploration stage corporation which has an option agreement to acquire through a two-phase exploration program, a property in south-western British Columbia, Canada, consisting of six claim blocks covering 4,380 acres. The Company’s business plan is to proceed with initial exploration of the claims to determine if there are commercially exploitable deposits of gold. If gold exists on the claims the Company will determine if it can be economically extracted and profitably processed.

The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7),

Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced; accordingly, no revenues have been earned during the period from April 11, 2006 (date of inception) to November 30, 2008.

Note 2 – Basis of Presentation and Going Concern

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

The Company’s financial statements at November 30, 2008 and for the six months ended November 30, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $29,531 for the six month period ended November 30, 2008 and a loss of $62,740 for the period from April 11, 2006 (date of inception) through November 30, 2008. In addition, Theron has not generated any revenues, no revenues are anticipated until we begin removing and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that we have under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Management’s plans to support the Company in operation and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from the public offering, it will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

Mining exploration costs

In accordance with Securities and Exchange Commission Industry Guide 7, the Company charges mineral property acquisition costs and exploration costs to operations as incurred.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. The capitalized costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

On February 21, 2007 the Company optioned one exploration property containing six claim blocks in southwestern British Columbia by entering into an option agreement (Option To Purchase and Royalty Agreement) with the beneficial owner of the claims to acquire the claims by carrying out certain exploration work on the claims. The claim blocks cover approximately 4,380 acres.

The beneficial owner holds the right to the claims which give him or his designated agent the right to mine and recover all of the metals contained within the surface boundaries of the lease vertically downward. In the event he were to grant another deed which is subsequently registered prior to the Company’s deed, the third party would obtain good title and the Company would have nothing.

Reclamation costs

The Company is subject to the Canadian Mineral Tenure Act Regulations, the British Columbia Mineral Exploration Code and the Ministry of Energy and Mines of British Columbia. Before commencing the exploration program, a permit must be obtained from the District Inspector, a provincial government agent. Further, the Company is required to reclaim the mining claim after the exploration program is completed, including removing any garbage, fuel drums, cleaning any spills, and filling in any open trenches.

The Health, Safety and Reclamation Code (“the Code”) for mines in British Columbia deals with environmental matters relating to the exploration of mining properties. The Code’s goals are to protect the environment through a series of regulations affecting health, safety, archaeological sites and exploration access. The Company is responsible to provide a safe working environment, not disrupt archaeological sites, and to conduct its activities to prevent unnecessary damage to the property. Upon abandonment of the property, all holes, pits and shafts will be sealed.

It is difficult to estimate the full costs of the compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until the Company starts operations. The Company will record a liability for the estimated costs to reclaim the mined land by recording charges to production costs for each unit of gold mined over the life of the mine. The amount to be charged will be based on management’s estimate of reclamation costs to be incurred. The accrued liability will be reduced as reclamation expenditures are made. Certain reclamation work will be performed concurrently with mining and these expenditures are charged to operations as incurred.

Use of estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Fair value of financial instruments and derivative financial instruments

The carrying amounts of cash and current liabilities approximate fair value due to the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price, or interest rate market risks.

Income taxes

The Company has adopted SFAS no 109, “Accounting for Income Taxes” as of inception. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with SFAS No. 128 “Earnings per Share”. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the three month period ended November 30, 2008 and for the period April 11, 2006 (date of inception) through November 30, 2008 there were no potential dilutive securities.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit

Special purpose entities

The Company does not have any off-balance sheet financing activities.

Impairment or Disposal of Long-Lived Assets

In August 2001, FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”). FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Stock Based Compensation

The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123.” The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the quarter ended November 30, 2008. As of November 30, 2008, there were no options outstanding.

Business segments

SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information” establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

customers. The Company has evaluated the requirements of SFAS No. 131, and has determined that it is not applicable.

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred. Accordingly, start-up costs associated with the Company’s formation have been included in the Company’s general and administrative expenses for the period from April 11, 2006 (date of inception) through November 30, 2008.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. The financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income.

Recently issued accounting pronouncements

In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements .” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial statements.

In September, 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - An amendment of FASB Statements Nos. 87, 88, 106, and 132(R)." One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single-employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans. SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87. This Statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006. Management believes that this statement will not have a significant impact on the Company’s financial statements.

In February of 2007 the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.” The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is analyzing the potential accounting treatment.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109 .” Interpretation 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred. Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. Interpretation 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods. Interpretation 48 is effective for fiscal years beginning after December 15, 2006. The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations. In such instances, the impact of the adoption of Interpretation 48 will result in an adjustment to goodwill. The adoption of this standard had no material impact on the Company’s financial statements.

Note 4 – Common stock transactions

Activity for the period April 11, 2006 (date of inception) to May 31, 2006

On April 20, 2006 the Company issued 6,000,000 shares of common stock to it’s founder for $6,000.

Activity for the period June 1, 2006 to May 31, 2007

On November 30, 2006, the Company issued 900,000 shares for cash of $9,000.

Activity for the period June 1, 2007 to May 31, 2008

During April and May, 2008 the Company received $50,000 for the issuance of 2,000,000 shares of common stock subscribed for at a price of $0.05 per share pursuant to the Company’s SB-2 registration statement dated October 04, 2007. All of the 2,000,000 shares so issued were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time.

Activity for the period June 01, 2008 to November 30, 2008

No shares were issued during this period

Note 5 – Common Stock Subject to Rescission

During April and May, 2008, the Company received $50,000 in share subscriptions for 1,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 shares to a total of five new shareholders. All of the 1,900,000 shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 04, 2007 under the mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

As a result, the Company has made a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under its S-1 Rescission Offering registration statement. These shares of

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

common stock may be subject to rescission by the shareholder because of the Company's failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders' deficiency in the Company's balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders' deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

In January, 2009, under an S-1 rescission offering registration statement the Company will offer to rescind a total of 1,900,000 shares of common stock issued or sold by the selling shareholders under its October, 2007 SB-2 registration statement. These shares represented all of the SB-2 shares the Company issued (1,000,000) and the shares (900,000) sold by the selling shareholders for which a purchaser could claim a rescission right. The rescission offer was intended to address the Company’s rescission liability relating to its federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to the Company or recover damages, as the case may be.

Note 6 – Related party transactions

Officers contributed administrative services to the Company for certain periods to November 30, 2008. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such efforts, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative support with a corresponding entry to additional paid-in capital.

The Company issued a total of 6,000,000 shares of its restricted common stock to its director for $6,000 ($.001 per share) as founder shares. (Note 4)

As of November 30, 2008, the amount due to a related party consisting of a $13,000 advance from the Company’s officer and director had been repaid in full. The balance was non-interest bearing, unsecured and had no fixed terms of repayment.

Note 7 – Commitments

Under the terms of the Option to Purchase and Royalty Agreement, the Company must incur exploration expenditures on the claims in the minimum amount of $20,000 by November 30, 2008 (paid; however, the work on the property has not yet commenced) and an additional $40,000 by November 30, 2009. In the event that the results of the development phases are unfavorable, the Company will terminate the option and will not be obligated to make any subsequent payments.

Upon exercise of the option, the Company is required to pay the owner, commencing November 30, 2010, the sum of $21,500 per annum, as prepayment of the net smelter royalty.

Note 8 – Income taxes

The Company has losses carried forward for income tax purposes. There are no current or deferred income tax expenses for the year ended May 31, 2008, or for the period April 11, 2006 (date of inception) to November 30, 2008 due to the Company’s loss position. The Company has fully reserved for any benefits of these losses. Realization of the future tax benefits related to the deferred tax assets is dependent on the Company’s ability to generate taxable income within the net operating loss carryforward period.

THERON RESOURCE GROUP
(A Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
NOVEMBER 30, 2008

Note 9 – Registration Statement / Shares Issued Prior to an Effective Date

On October 04, 2007 the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission. The Corporation offered up to 2,000,000 shares of its common stock at a price of $0.05 per share. During May, 2008, the Company received $50,000 in share subscriptions for 1,000,000 common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, three (3) selling shareholders between December 23, 2007 and May 05, 2008 sold 900,000 shares of common stock to three individuals. All 1,900,000 shares so issued or resold were issued or resold prior to the declaration of an effective date for the registration statement under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation. As a result, the Company will make a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested.

EXHIBITS

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Document Description
3.1*	Articles of Incorporation of Theron Resource Group
3.2*	Bylaws of Theron Resource Group
5.1	Opinion of Jeffrey Nichols Attorney and Counselor At Law, regarding the legality of the securities being registered in this registration statement.
10.1*	Option To Purchase And Royalty Agreement between Theron Resource Group and Bryan Livgard
23.1

Consent of Gruber & Company, LLP, Certified Public Accountants regarding the use in this registration statement of their report of the auditors and financial statements of Theron Resource Group for the period ending May 31, 2008

23.2*	Consent of Egil Livgard, P. Eng., to the use in this registration statement of his Technical Report on the George Claims Group
99.1*	Subscription Agreement
99.2*	Code of Business Conduct and Ethics
99.3 **	Escrow Agreement
99.4	Appendices B and C – Form of Notice of Election and Stock Power Document

*	Incorporated by reference to SB-2 registration statement filed on October 05, 2007
**	Incorporated by reference to S-1 registration statement filed on January 23, 2009

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
b.

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered, if the total dollar value of securities offered would not exceed that which is registered, any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Presently the directors and officers of Theron are not covered by liability insurance. However, Theron’s Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Wyoming. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Theron exists which would affect his liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act , the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form S-1 and authorized this registration statement and has duly caused this Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Point Roberts, Washington, on this 10th day of March, 2009.

Theron Resource Group

BY: /s/ “Jerry R. Satchwell”

Jerry R. Satchwell, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Jerry R. Satchwell, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, therewith, with the SEC, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act , this Form S-1 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ “Jerry R. Satchwell”	President, Chief Executive Officer (Principal Executive Officer), Secretary- Treasurer, (Principal Financial Officer), and a member of the Board of Directors	March 10, 2009